Exhibit 3.1

AMENDED AND RESTATED PASS THROUGH TRUST AGREEMENT

Dated as of January 30, 2021

between

COPPER BIDCO LLC,

and

GLAS TRUST COMPANY LLC,

as Trustee

i

ii

EXHIBITS

Exhibit A	-	Form of Certificate
Exhibit B-1	-	Form of Monthly / Quarterly Report
Exhibit B-2	-	Form of Monthly / Quarterly Report (Severed Leases—Retail Properties)
Exhibit B-3	-	Form of Monthly / Quarterly Report (Severed Leases—DC Properties)
Exhibit C	-	DTC Letter of Representations
Exhibit D	-	Form of PSA
Exhibit E	-	Form of Registration Rights and Resale Cooperation Agreement
Exhibit F	-	Form of Excepted Holder Certification
Exhibit G	-	Form of Management Agreement

SCHEDULES

Schedule I	-	Retail Properties
Schedule II	-	DC Properties
Schedule III	-	Tenants and Sub-Tenants

iii

AMENDED AND RESTATED PASS THROUGH TRUST AGREEMENT

This AMENDED AND RESTATED PASS THROUGH TRUST AGREEMENT (as it may be further amended, modified, supplemented or restated from time to time, this “Trust Agreement”) dated as of January 30, 2021, is made and entered into by COPPER BIDCO LLC and GLAS TRUST COMPANY LLC (the “Trustee”), solely in its capacity as Trustee for purposes of this Trust Agreement and for the Copper Property CTL Pass Through Trust (and not in an individual capacity).

W I T N E S S E T H:

WHEREAS, the Copper Property CTL Pass Through Trust (as continued by this Trust Agreement, the “Trust”) was initially established under that certain Pass Through Trust Agreement, dated as of December 21, 2020 (the “Original Trust Agreement”) between J.C. Penney Corporation, Inc. and the Trustee;

WHEREAS, the Trust was established and exists for the purpose of collecting, holding, administering, distributing, and liquidating the Trust Assets for the benefit of the Certificateholders in accordance with the terms of this Trust Agreement;

WHEREAS, the Original Trust Agreement is hereby amended and restated and in all respects replaced by this Trust Agreement;

WHEREAS, the Trust owns 100% of the equity in certain wholly-owned subsidiaries (each, a “Property Owner”), that hold, collectively, the 160 retail properties described in Schedule I hereto and the six (6) distribution center properties described in Schedule II hereto, along with the related Trust Assets;

WHEREAS, the Trust shall have no objective or authority to continue or to engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Trust as set forth in this Trust Agreement;

WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of United States Treasury Regulation (hereinafter “Treasury Regulation”) Section 301.7701-4(d) or in the event it is not so treated, a partnership other than a partnership taxable as a corporation under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), and to be exempt from the requirements of the Investment Company Act of 1940 and the Property Owners will be treated as “title holding companies” whose separate existence from the Trust is disregarded for such purposes;

WHEREAS, the Trust is intended to be treated as a grantor trust for U.S. federal income tax purposes pursuant to Section 671 of the Code, et seq., with the initial beneficial owners of the Trust Interests treated as the initial grantors of the Trust for U.S. federal income tax purposes; and

WHEREAS, all of the conditions and requirements necessary to make this Trust Agreement, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery of this Trust Agreement in the form and with the terms hereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For all purposes of this Trust Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms used herein that are defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular; (b) all references in this Trust Agreement to designated “Articles”, “Sections”, “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this Trust Agreement; (c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Trust Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision; (d) unless the context otherwise requires, whenever the words “including”, “include” or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”; and (e) the term “this Trust Agreement” refers, unless the context otherwise requires, to this Trust Agreement creating the Trust and establishing the series of Certificates issued or to be issued in respect thereof, with reference to the Trust and such series of Certificates, as this Trust Agreement may be further supplemented with respect to the Trust and such series of Certificates.

“Account”: Means each of:

(i) the Collections Account–Rental Proceeds,

(ii) the Collections Account–Sales Proceeds,

(iii) the Distributions Account–Rental Proceeds,

(iv) the Distributions Account–Sales Proceeds,

(v) the Distributions Account—Indebtedness Proceeds,

(vi) the Trustee’s Reserve Account,

(vii) the Manager’s Reserve Account,

(viii) the Post-Closing Reserve Account,

(ix) the Indebtedness Payment Account, and

(x) any other accounts established in accordance with this Trust Agreement.

“Affiliate”: Means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Bank”: Means, initially, JPMorgan Chase Bank N.A. or any successor thereto or any replacement bank selected by the Trustee, in each case, so long as it: (a) has an investment grade rating by Fitch Ratings Inc. (minimum ratings of BBB or F2) or Moody’s (minimum ratings of Baa2 or P-2); and (b) can act as a securities intermediary under the UCC.

“Agreed Sale”: Means any sale that: (a) is made pursuant to a PSA; (b) satisfies the Threshold Purchase Price; (c) is consummated within the Targeted Disposal Period; and (d) is not made to a buyer (including any permitted assignee of the buyer under the applicable PSA) that is a Certificateholder or an Affiliate thereof, unless (for purposes of this clause (d) only): (1) such sale was on arms’ length terms; (2) such sale was the result of a bona fide marketing and sale process that afforded potential interested third parties an adequate opportunity to participate in such sale, and was otherwise conducted in a commercially reasonable manner; (3) no Certificateholder or an Affiliate thereof was provided an advantage over any non-Certificateholder in such marketing and sale process; (4) such sale process produced at least one qualified bid in addition to that made by any Certificateholder or its Affiliates, and the highest bid received in the sale process was selected; and (5) the Manager certifies to the Trustee in writing that in its good faith judgment each of the foregoing clauses (1) through (4) has been satisfied or complied with. For the avoidance of doubt, a sale shall be deemed an “Agreed Sale” for all purposes hereunder if it is consummated on the basis of a Direction from Certificateholders holding the requisite percentage of Trust Interests in respect of such action or on the basis of an amendment or waiver under this Trust Agreement.

“Annual Budget”: Means: (a) the initial budget for the Trust and the Trust Assets prepared by the Manager on or prior to the date hereof and approved by BidCo; and (b) each subsequent annual budget (and any updates thereto) for the Trust and the Trust Assets prepared by the Manager pursuant to the Management Agreement.

“Auditor”: Means PricewaterhouseCoopers LLP or any successor thereto as appointed by the Trustee at the direction of the Manager or at the direction of the Majority Certificateholders pursuant to Section 7.06(e).

“Authorized Agent”: Means, with respect to the Certificates, any Paying Agent, transfer agent or Registrar for the Certificates.

“Balance”: Means, with respect to any Account as of any date, the sum of the cash deposits in such Account.

“Benefit Plan Investor”: Means: (a) any employee benefit plan (as defined in Section 3(3) of ERISA), that is subject to the fiduciary provisions of Title I of ERISA; (b) any plan to which Section 4975 of the Code applies; and (c) any entity whose underlying assets include plan assets by reason of an employee benefit plan’s or a plan’s investment in the entity or otherwise.

“BidCo”: Means Copper Bidco LLC.

“Business Day”: Means, with respect to the Certificates, any day other than a Saturday, a Sunday or a day on which commercial banks are required or authorized to close in New York, New York, or, so long as any Certificate is outstanding, the city and state in which the Trustee maintains its Corporate Trust Office or receives and disburses funds.

“Certificate”: Means each certificate executed and authenticated by the Trustee, substantially in the form specified in Exhibit A.

“Certificate Owner”: Means, with respect to the Certificates, for purposes of Section 3.05, a Person who owns a Global Certificate.

“Certificateholder”: Means the Person in whose name a Certificate is registered in the Register for the Certificates or, as the context may require, each holder of a beneficial interest in a Global Certificate.

“Charitable Beneficiary”: Means, with respect to any Charitable Trust, such one or more organizations described in Section 501(c)(3) of the Code that are named as the beneficiary or beneficiaries of such Charitable Trust in accordance with the provisions of Section 4.05. Notwithstanding anything in Article IV or elsewhere in this Trust Agreement to the contrary, a Charitable Beneficiary may transfer its beneficial ownership in such Charitable Trust to a wholly-owned entity that is taxable as a corporation for U.S. federal income tax purposes, which shall thereafter be the “Charitable Beneficiary.”

“Charitable Trust”: Means any separate trust created pursuant to Section 4.05(c) and administered in accordance with the terms of Section 4.05(g) for the exclusive benefit of one or more Charitable Beneficiaries.

“Charitable Trustee”: Means such one or more Persons selected by the Trustee and who or that is not affiliated with the Trust to serve as the trustee(s) of a Charitable Trust.

“Clearing Agency”: Means an organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.

“Clearing Agency Participant”: Means a broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects, directly or indirectly, book-entry transfers and pledges of securities deposited with the Clearing Agency.

“Collection Period”: Means: (a) with respect to the first Distribution Date, the period commencing on the date of this Trust Agreement and ending on the Determination Date related to such Distribution Date; and (b) with respect to each Distribution Date other than the first Distribution Date; the period commencing on the first day of the calendar month immediately preceding the month in which such Distribution Date occurs and ending on the Determination Date related to such Distribution Date.

“Collections”: Means, with respect to each Collection Period, all amounts (without duplication) received by the Trust, or the Trustee on behalf of the Trust, including, but not limited to: (a) Lease Payments; (b) amounts received in respect of claims for damages or in respect of any breach of contract for nonpayment of the foregoing; and (c) any other amounts received by the Trust, or by the Trustee on behalf of the Trust, other than Sales Proceeds.

“Constructive Ownership”: Means, with respect to the Trust, any Tenant or any other relevant Person (as applicable), the direct or indirect ownership of any stock, partnership or member interest or other equity or beneficial interest in (or, as applicable, in the assets or net profits of) the Trust, such Tenant or such other Person (a “Relevant Equity Interest”), together with any deemed or constructive ownership of such Relevant Equity Interest that results from the application of Section 318 of the Code, as modified by Sections 856(d)(5) and 7704(d)(3)(B) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own,” and “Constructively Owned” shall have correlative meanings.

“Corporate Trust Office”: Means, with respect to the Trustee, the office of such Person in the city at which at any particular time its corporate trust business shall be principally administered.

“Credit Bid”: Has the meaning specified in that certain asset purchase agreement, dated as of October 28, 2020, among Copper Retail JV LLC and BidCo, as purchasers, and J. C. Penney Company, Inc. and the other sellers named therein, as sellers.

“DC Master Lease”: Means that certain Distribution Center Master Lease, dated as of December 7, 2020, by and between the applicable Property Owner, as landlord, and DC Tenant, as tenant, with respect to the DC Properties, as amended, modified or supplemented from time to time pursuant to the terms thereof.

“DC Properties”: Means each property listed on Schedule II hereto; provided, however, that once a DC Property is sold pursuant to an Agreed Sale, such sold Property shall no longer be a DC Property.

“DC Tenant”: Means Penney Tenant II LLC, a Delaware limited liability company.

“Debtors”: Means J. C. Penney Company, Inc. and certain of its subsidiaries that commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas.

“Designated Trust Interest”: Means any Trust Interest designated as a Designated Trust Interest pursuant to Section 4.05(c).

“Determination Date”: Means the last day of the calendar month immediately preceding each Distribution Date.

“DTC Letter of Representations”: Means that certain blanket letter of representations to be sent to DTC in order to make the Global Certificates eligible for deposit into DTC.

“Electronic Transmission”: Means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient, including, without limitation, email or online voting or consents, (whether by proxy or otherwise); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee.

“Eligible Account”: Means a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC) or a “securities account” (within the meaning of Section 8-501(a) of the UCC), in each case maintained with the Agreed Bank for the benefit of the Trustee (on behalf of the Certificateholders) in accordance with this Trust Agreement.

“ERISA”: Means the Employee Retirement Income Security Act of 1974, as amended, from time to time, or any successor federal statute.

“Final Distribution”: Means the final distribution distributed under this Trust prior to its dissolution, which distribution shall include any collected and undistributed Collections and Sales Proceeds (including any unused and undistributed Balances in the Trustee’s Reserve Account, the Manager’s Reserve Account and the Post-Closing Reserve Account), subject to the priority of distribution set forth in Section 5.05.

“Financial Advisor”: Means any nationally recognized investment bank or appraisal firm engaged by or on behalf of the Trust with the approval of the Majority Certificateholders, including for the purpose of overseeing the Real Estate Broker, whose engagement letter remains operative and identified to the Trustee as a “Financial Advisor” for purposes hereof.

“Fractional Undivided Interests”: Means the fractional undivided interest in the Trust that is evidenced by a Certificate relating to the Trust.

“Hilco”: Means Hilco JCP, LLC, a Delaware limited liability company.

“Lease”: Means, individually or collectively, as the context may require: (a) the DC Master Lease; and (b) the Retail Master Lease, as the same may be modified from time to time, including after the execution and delivery by the landlord of one or more Severed Leases entered into in connection with the sale of a Property or Properties.

“Lease Payments”: Means all Rent payable by the Retail Tenant under the Retail Master Lease, all Rent payable by the DC Tenant under the DC Master Lease, and all rights of the Trust, or the Trustee on its behalf, to receive moneys due and to become due under or pursuant to the Retail Master Lease and/or the DC Master Lease.

“Leasing Agent”: Means, initially and solely for the “Consideration” set forth in the Management Agreement, Hilco (and any other Person engaged in such capacity by Hilco on behalf of the Trust pursuant to the Management Agreement) and, upon termination of Hilco in accordance with the Management Agreement, any entity engaged by or on behalf of the Trust with the approval of the Majority Certificateholders, for the purpose of assisting the Manager in managing, and administering the DC Master Lease and the Retail Master Lease and re-marketing any Properties that are not subject to a lease, whose engagement letter remains operative and identified to the Trustee as a “Leasing Agent” for purposes hereof.

“Majority Certificateholders”: Means Certificateholders with Fractional Undivided Interests aggregating not less than a majority of the Trust Interests.

“Management Agreement”: Means that certain management agreement dated as of January 30, 2021 between the Trust and the Manager substantially in form of Exhibit G, pursuant to which the Manager is performing certain specified services for the Trust and, upon termination of Hilco as Manager pursuant to such Management Agreement, the replacement management agreement then entered into with a replacement manager, in each case as amended, modified or supplemented from time to time pursuant to the terms thereof.

“Manager”: Means, as of the date hereof, Hilco and, in the event of the resignation or termination of Hilco pursuant to the Management Agreement, any replacement managers engaged by the Trustee on behalf of the Trust at the direction of the Majority Certificateholders from time to time to assist with managing the Trust and the Trust Assets pursuant to a management agreement substantially similar to the Management Agreement.

“Manager’s Reserve Account”: Means that certain non-interest bearing account established at the Agreed Bank in which the Trust may hold up to $10.0 million (or such greater amount approved by the Majority Certificateholders). The initial Balance of the Manager’s Reserve Account on the date hereof will be $10.0 million.

“Monthly / Quarterly Report”: Means the monthly / quarterly reports to be prepared in substantially the form of Exhibit B-1 or, in respect of any Retail Properties owned by the Trust (directly or indirectly) and subject to a Severed Lease, Exhibit B-2 or, in respect of any DC Properties owned by the Trust (directly or indirectly) and subject to a Severed Lease, Exhibit B-3 and distributed hereunder.

“Ownership”: Means actual or Constructive Ownership of any Trust Interest or Relevant Equity Interest, as applicable, by a Person, whether such Trust Interest or Relevant Equity Interest, as applicable, is held directly or indirectly (including by a nominee). The terms “Owner,” “Owns,” “Own,” and “Owned” shall have correlative meanings.

“Paying Agent”: Means, with respect to the Certificates, the paying agent maintained and appointed for such Certificates pursuant to Section 7.09 of this Trust Agreement.

“Permitted Indebtedness”: Means any one or more debt facilities, indentures, or other arrangements with banks, other financial institutions providing for loans, notes, bonds, debentures, letters of credit or other indebtedness for borrowed money, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time: (w) incurred by the Trust or one or more of its subsidiaries (including any guarantee); (x) in a private loan transaction, a registered offering of securities under the Securities Act of 1933 (as amended) or in a private offering of securities exempt from registration under the Securities Act of 1933 (as amended) or any combination of the foregoing; (y) on an unsecured basis or secured by all or a portion of the Trust Assets; and (z) involving arrangers, bookrunners, underwriters or similar agents, initial lenders, noteholders, certificateholders or other creditors (or participants of any of the foregoing), in each case, none of whom (and none of whose Affiliates) are, directly or indirectly, Certificateholders or Affiliates of Certificateholders; provided that any Qualified Marketmakers for such Permitted Indebtedness may also be an arranger, bookrunner, underwriter or similar agent to the extent they only hold Certificates in their capacity as Qualified Marketmaker for the Certificates. For the avoidance of doubt, Permitted Indebtedness will not include any Permitted Intercompany Transaction.

“Permitted Intercompany Transaction”: Means any transaction or arrangement solely between the Trust and one or more of its direct or indirect wholly-owned subsidiaries, or between one or more such direct or indirect wholly-owned subsidiaries, including any instrument evidencing such transaction or arrangement (such as, but without limitation, an intercompany loan or lease).

“Permitted Transferee”: Means any Person designated as a Permitted Transferee in accordance with the provisions of Section 4.05(g)(iv).

“Person”: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Closing Liabilities”: Means any potential post-closing liabilities of the seller under a PSA, including any taxes imposed on (or filing fees in connection with) and payable or reasonably estimated to be payable by the Trust as a result of such sale, or in connection with a casualty or condemnation.

“Post-Closing Reserves”: Means reasonable reserves established by the Trust at the direction of the Manager for any Post-Closing Liabilities, which reserves: (a) will be based on the recommendation of the Manager; (b) will be subject to the approval of the Majority Certificateholders if such reserves exceed five percent (5%) of the gross purchase price under the PSA pursuant to which one or more Retail Properties and/or DC Properties are to be sold; and (c) will be subject to the approval of the Majority Certificateholders if such reserves are to be reserved for longer than 18 months after the applicable Agreed Sale of such Property.

“Prohibited Owner”: Means any Person: (a) that Owns Fractional Undivided Interests aggregating 4.9% or more of the Trust Interests but is not an Excepted Holder; or (b) whose Ownership of Trust Interests would cause the Trust, together with any and all of the Section 4.05 Subsidiaries, to own in the aggregate (i) in the case of any Tenant listed on Schedule III (as of the date Ownership of such Trust Interests was obtained) that is a corporation for U.S. federal income tax purposes, stock of such Tenant possessing ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) or more of the total value of shares of all classes of stock of such Tenant, within the meaning of Section 856(d)(2)(B)(i) of the Code; or (ii) in the case of any Tenant listed on Schedule III (as of the date Ownership of such Trust Interests was obtained) that is not a corporation for U.S. federal income tax purposes, an interest of ten percent (10%) or more in the assets or net profits of such Tenant, within the meaning of Section 856(d)(2)(B)(ii) of the Code.

“Projected Winddown Amount”: Means an amount equal to the sum of the operating and/or administrative expenses by or on behalf of the Trust or its subsidiaries or relating to the Properties or the management thereof (including such amounts expended by the Manager on behalf of the Trust pursuant to the Management Agreement) and administrative expenses of the Trustee relating to its role as such, in each case payable or reimbursable (or expected to be payable and reimbursable in the good faith judgment of the Manager) before the dissolution of the Trust pursuant to Section 10.02, as set forth in a written notice to be delivered by Manager to the Trustee on or before the next Distribution Date after the last Property has been sold or from time to time thereafter.

“Property(ies)”: Means, collectively, the DC Properties and the Retail Properties and, individually, any DC Property and any Retail Property.

“Property Manager”: Means, initially and solely for the “Consideration” set forth in the Management Agreement, Hilco and, upon termination of Hilco in accordance with the Management Agreement, any entity engaged by or on behalf of the Trust with the approval of the Majority Certificateholders, for the purpose of assisting the Manager in managing the Properties, whose engagement letter remains operative and identified to the Trustee as a “Property Manager” for purposes hereof.

“PSA”: Means a purchase and sale agreement pursuant to which one or more Properties is sold: (a) that: (i) substantially incorporates the provisions of the form PSA attached as Exhibit D hereto, together with such negotiated changes thereto as may be determined by the Manager pursuant to the Management Agreement; or (ii) is otherwise agreed to by the Majority Certificateholders; (b) that has been fully executed and delivered by the seller and the buyer thereunder; and (c) where the buyer (including any permitted assignee of the buyer) is not the Manager, the Trustee or an Affiliate of the foregoing.

“Qualified Marketmaker”: Means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers interests in or loans to the Trust or enter with customers into long and short positions in or loans to the Trust, in its capacity as a dealer or market maker in such interests in and loans to the Trust, and (y) is in fact regularly in the business of making a market in interests in and loans to issuers or borrowers (including debt securities or other debt).

“Real Estate Broker”: Means one or more third-party real estate brokers engaged by the Manager on behalf of the Trust from time to time to sell any Property whose engagement letter remains operative and identified to the Trustee as a “Real Estate Broker” for purposes hereof; provided, however, that an Affiliate of the Manager may serve in a co-brokerage capacity pursuant to, and only for such “Consideration” as is set forth in, the Management Agreement.

“Record Date”: Means, with respect to the Trust or the Certificates, for Collections or Sales Proceeds to be distributed on any Distribution Date, other than the Final Distribution, the day (whether or not a Business Day) preceding such Distribution Date, or such other date as shall be specified herein.

“Registrar”: Has the meaning, with respect to the Certificates, specified in Section 4.04 and includes the registrar appointed pursuant to Sections 4.04 and 7.09 of this Trust Agreement.

“Rent”: Has the meaning given to it in the applicable Lease.

“Reserve Amount”: Means the aggregate amount held in the Manager’s Reserve Account and the Trustee’s Reserve Account, which shall be $25.0 million.

“Responsible Officer”: Means, with respect to any Trustee, any officer in the corporate trust department or similar department of the Trustee, or any other officer customarily performing functions similar to those performed by the persons who at the time shall be such officers or to whom any corporate trust matter is referred because of his knowledge of and familiarity with a particular subject.

“Retail Master Lease”: Means that certain Retail Master Lease, dated as of December 7, 2020, by and between the applicable Property Owner, as landlord, and Retail Tenant, as tenant, with respect to the Retail Properties, as amended, modified or supplemented from time to time pursuant to the terms thereof.

“Retail Property(ies)”: Means each property listed on Schedule I hereto; provided, however, that once a Retail Property is sold pursuant to an Agreed Sale, such sold Property shall no longer be a Retail Property.

“Retail Tenant”: Means Penney Tenant I LLC, a Delaware limited liability company.

“Sales Proceeds”: Means with respect to each Collection Period, the aggregate amount of cash, consideration or other amounts received by or on behalf of the Trust in connection with: (a) any sale of a Property (including in a Strategic Disposition Transaction); (b) any casualty insurance proceeds (including rental loss interruption proceeds) in connection with a casualty to any Property; and (c) any condemnation proceeds in connection with a condemnation to any Property, less, in each case and only to the extent provided for under this Trust Agreement: (i) any costs, expenses (including legal costs and expenses), commissions and fees paid by or on behalf of the Trust to third parties in connection with such sale, casualty or condemnation; and (ii) Post-Closing Reserves in connection with the related sale (in each case without double counting).

“Section 4.05 Market Price”: Means, on any date, the fair market value of the relevant Trust Interest, as determined in good faith by the Trustee or by the Manager at the direction of the Trustee.

“Section 4.05 Non-Transfer Event”: Means an event, other than a purported Section 4.05 Transfer, that would cause any Person to violate the provisions of Section 4.05(a) or (b). Section 4.05 Non-Transfer Events include, but are not limited to: (a) the granting of any option or entering into any agreement for the sale, transfer, or other disposition of a Trust Interest or Ownership interest therein; (b) the sale, transfer, assignment, or other disposition of any securities or rights convertible into or exchangeable for a Trust Interest or Ownership interest therein; or (c) a redemption, repurchase, restructuring or similar transaction with respect to a Person that Owns any Trust Interest.

“Section 4.05 Subsidiary”: Means any direct or indirect subsidiary of the Trust that is not treated as a corporation for U.S. federal income tax purposes.

“Section 4.05 Transfer”: Means (as a noun) any issuance, sale, transfer, gift, assignment, devise, or other disposition of a Trust Interest or Ownership interest therein (including any transaction treated as a transfer of a Trust Interest or Ownership interest therein for U.S. federal income tax purposes), whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. “Section 4.05 Transfer” (as a verb) shall have the correlative meaning.

“Severed Lease”: Has the meaning given to such term in each Lease.

“Similar Law”: Means a foreign, federal, state, or local law which is substantially similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Stock”: Means the common or preferred stock of the third party engaged in a Strategic Disposition Transaction and any other class of securities into which such securities may hereafter be reclassified or changed, in each case which is listed or quoted on the New York Stock Exchange, NASDAQ Stock Market or any other principal U.S. national securities exchange.

“Strategic Disposition Transaction”: Means a merger, amalgamation, consolidation, sale of equity interests or assets or similar transaction of the Trust or one or more of its subsidiaries (on one hand) and a third party (on the other hand), so long as (a) such third party is not the Manager, the Trustee, a Certificateholder or an Affiliate of the foregoing, unless approved by the Majority Certificateholders; (b) any non-cash consideration received by the Trust will be distributed to each Certificateholder, pro rata as between them, on the closing date of such transaction; and (c) the Majority Certificateholders (or, if the purchase price is below the Threshold Purchase Price, the Supermajority Certificateholders), including at least three (3) Certificateholders who are not Affiliates of one another, have approved such transaction.

“Supermajority Certificateholders”: Means Certificateholders with Fractional Undivided Interests aggregating not less than two thirds (2/3) of the Trust Interests.

“Targeted Disposal Period”: Means a period of six (6) months (with respect to any DC Property) or twelve (12) months (with respect to any Retail Property), which period shall commence on: (a) the applicable Lockout Period Expiration Date, if such Property is: (i) a DC Property; or (ii) a Non-S/B Landlord Option Property, an S/B Landlord Option Property or an S/B Non-Landlord Option Property (as each such term is defined in the Retail Master Lease) (each of the foregoing, a “Lockout Purchase Property”); or (b) the date hereof, if such Property is not a Lockout Purchase Property. For purposes of this definition, “Lockout Period Expiration Date” means: (a) March 7, 2021, with respect to the fifteen (15) Non-S/B Landlord Option Properties and the forty-six (46) S/B Non-Landlord Option Properties; and (b) April 6, 2021, with respect to the eight (8) S/B Landlord Option Properties and the DC Properties.

“Tenant”: Means any Retail Tenant, any DC Tenant or any sub-tenant of any Property (or portion of such Property), including any Person identified as a tenant or sub-tenant on Schedule III (or, if such tenant or sub-tenant is a disregarded entity for U.S. federal income tax purposes, the regarded owner of such tenant or sub-tenant).

“Threshold Purchase Price”: Means, with respect to each proposed sale of a Property and based on a determination made in good faith by the Manager, a gross purchase price in an amount that is equal to or greater than the minimum sales price per square foot with respect to a Retail Property or DC Property or group of Retail Properties or DC Properties (as set forth in the pricing parameters provided to the Trustee), after taking into account and aggregating: (a) all pending sales with executed PSAs and completed prior sales of Properties and the gross purchase price per square foot received by the Trust therefor; (b) the gross purchase price per square foot to be received by the Trust for such proposed sale; and (c) the gross purchase price per square foot for the remaining Properties not included in clause (a) or (b) above based on the most recent BOVs (as defined herein).

“Trading Day”: Means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Stock is not traded on the applicable securities exchange.

“Trust Asset(s)”: Means: (a) the Properties held by the Property Owners as the property of the Trust (including fixtures, equipment and other goods (other than inventory) contained within such properties), the Retail Master Lease, the DC Master Lease, and all proceeds at any time paid or payable to or for the benefit of the Trust in respect of the foregoing; (b) funds from time to time deposited in the Accounts; (c) all equity interests held by the Trust, directly or indirectly, in the Property Owners; (d) all rights of the Trust, the Trustee, on behalf of the Trust, and the Property Owners (as applicable) under this Trust Agreement, the Retail Master Lease and the DC Master Lease, including, without limitation, all rights to receive all monies and other property payable thereunder, and any tort claims, insurance proceeds and general intangibles directly related to the properties; and (e) all monies or other property receivable under any Trust Transaction Documentation by or for the benefit of the Trust.

“Trust Interests”: Each Certificateholder’s interests in the Trust, as represented by such Certificateholder’s Certificates.

“Trust Transaction Documentation”: Means this Trust Agreement, the Certificates, the Management Agreement, the Retail Master Lease and the DC Master Lease.

“Trustee’s Reserve Account”: Means that certain non-interest bearing account established at the Agreed Bank in which the Trust may hold up to the Reserve Amount (or such greater amount approved by the Majority Certificateholders). The initial Balance of the Trustee’s Reserve Account on the date hereof will be $15.0 million.

“UCC”: Means the Uniform Commercial Code as in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of any interest in the Trust Assets is governed by the Uniform Commercial Code as in effect in any other jurisdiction, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“VWAP”: Means, for any Trading Day, the price for the Stock determined by the daily volume weighted average price per share of the Stock for such Trading Day on the trading market on which the Stock is then listed or quoted, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported on the New York Stock Exchange or NASDAQ Stock Market, or if such Stock is not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal U.S. national securities exchange (including, for such purpose, the Over The Counter Bulletin Board or Pink Sheets) on which such Stock is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day, or if such volume weighted average price is unavailable or in manifest error, the price per share of Stock using a volume weighted average price method selected by an independent nationally recognized investment bank or other qualified financial institution selected by the Trustee with the approval of the Majority Certificateholders.

Section 1.02 Other Definitions.

Term	Defined in Section
Act	Section 1.04(a)

Assignee/Subtenant Attributable Rent Percentage	Section 6.09(j)

Avoidable Tax	Section 7.06(g)

BOV	Section 6.09(d)

Code	Recitals

Collections Account–Rental Proceeds	Section 5.01(a)(i)

Collections Account–Sales Proceeds	Section 5.01(a)(ii)

Commission	Section 6.06(b)

Conversion Trigger Date	Section 2.02(b)

Definitive Certificates	Section 3.05(a)

Direction	Section 1.04(a)

Direction Record Date	Section 1.04(d)

Disregarded Holder	Section 1.04(c)

Distribution Date	Section 3.03(a)

Distribution Date Schedule	Section 5.04(b)

Distributions Account—Indebtedness Proceeds	Section 5.01(a)(v)

Distributions Account–Rental Proceeds	Section 5.01(a)(iii)

Distributions Account–Sales Proceeds	Section 5.01(a)(iv)

DTC	Section 3.03(b)

DTC Participants	Section 3.05(b)

Excepted Holder	Section 4.05(a)

Expense Cap	Section 7.13(a)

Expenses	Section 7.13(b)

Global Certificate	Section 3.05(b)

Indebtedness Payment Account	Section 5.01(a)(ix)

Indemnified Persons	Section 7.13(b)

Indirect Participants	Section 3.05(b)

Investor Website	Section 6.06(i)

MNPI	Section 6.06(j)

Original Trust Agreement	Recitals

Plan of Conversion	Section 2.02(b)

Post-Closing Reserve Account	Section 5.01(a)(viii)

Property Owner	Recitals

Property Value Threshold	Section 2.02(b)

Qualifying Income Threshold Violation	Section 4.05(f)

Register	Section 4.04

Relevant Equity Interest	Section 1.02

Treasury Regulation	Recitals

Trust	Recitals

Trust Agreement	Preamble

Trustee	Preamble

UMB	Section 7.01(d)(iv)

Section 1.03 Form of Documents. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters and any such Person may certify or give an opinion as to such matters in one or several documents.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Trust Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.04 Directions of Certificateholders.

(a) Any direction, consent, request, demand, authorization, notice, waiver or other action provided by this Trust Agreement or in respect of the Certificates to be given or taken by Certificateholders (a “Direction”) may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders or by an agent or proxy duly appointed in writing (which consent, instrument or proxy may be transmitted by Electronic Transmission and shall become effective when received by the Trustee unless otherwise expressly provided by its terms). Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Certificateholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent or proxy shall be sufficient for any purpose of this Trust Agreement and conclusive in favor of the Trustee, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the certificate of any notary public or other officer of any jurisdiction authorized to take acknowledgments of deeds or administer oaths that the Person executing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary or such other officer, and where such execution is by an officer of a corporation or association or a member of a partnership, on behalf of such corporation, association or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may be proved in any other reasonable manner which the Trustee deems sufficient (which instrument or writing may be transmitted by Electronic Transmission).

(c) In determining whether the Certificateholders of the requisite Fractional Undivided Interests of Certificates have given any Direction, consent or approval under this Trust Agreement, Certificates owned by: (i) the Debtors (or any successors in interest thereto); (ii) Simon Property Group (or any successor in interest thereto), Brookfield Asset Management (or any successor in interest thereto), Penney Intermediate Holdings LLC or any tenant of a Retail Property or DC Property; (iii) the Trustee, the Manager, the Financial Advisor, any Real Estate Broker or any other advisor engaged by or on behalf of the Trust at any time during the term of this Trust Agreement (including without limitation, any Leasing Agents or Property Managers); (iv) any Person holding Permitted Indebtedness in contravention of clause (z) of the definition of “Permitted Indebtedness”; (v) any party to a Strategic Disposition Transaction or any shareholder or beneficial owner of such party; or (vi) any Affiliate of any of the foregoing Persons (any Person identified in any of clauses (i) through (vi) above, a “Disregarded Holder”) shall be disregarded (from both the numerator and the denominator) and deemed not to be outstanding for purposes of any such determination. In determining whether the Trustee shall be protected in relying upon any such Direction, only Certificates which the Trustee actually knows to be so owned shall be so disregarded. By giving any Direction, the relevant Certificateholder shall represent and warrant that it is not a Disregarded Holder and that neither it nor any of its Affiliates has entered into an arrangement with a Disregarded Holder to vote any Certificates in a particular way in exchange for compensation, remuneration or other consideration. Notwithstanding the foregoing, (x) if any such Person owns Fractional Undivided Interests aggregating not less than 100% of the Trust Interests, such Certificates shall not be so disregarded, and (y) if any amount of Certificates owned by any such Person has been pledged in good faith, such Certificates shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Certificates and that the pledgee is not a Disregarded Holder.

(d) The Trustee may, at its option, set a record date (a “Direction Record Date”) to determine the Certificateholders in respect of the Certificates entitled to give any Direction. Such Direction Record Date shall be specified by the Trustee in a notice in writing distributed to the Certificateholders no later than ten (10) Business Days prior to such Direction Record Date, which shall be a date not more than thirty (30) days prior to the first solicitation of Certificateholders in connection therewith. If such a Direction Record Date is fixed, such Direction may be given before or after such record date, but only the Certificateholders of record at the close of business on such record date shall be deemed to be Certificateholders for the purposes of determining whether Certificateholders of the requisite proportion of outstanding Certificates have authorized or agreed or consented to such Direction, and for that purpose the outstanding Certificates shall be computed as of such record date; provided, however, that no such Direction by the Certificateholders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Trust Agreement not later than six (6) months after such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new Direction Record Date for any action for which a Direction Record Date has previously been set pursuant to this paragraph (whereupon the Direction Record Date previously set shall automatically and with no action by any Person be deemed cancelled and of no effect).

(e) Any Direction by the Certificateholder of any Certificate shall bind the Certificateholder of every Certificate issued upon the transfer thereof or in exchange therefor or in lieu thereof, whether or not notation of such Direction is made upon such Certificate.

(f) Except as otherwise provided in Section 1.04(c), Certificates owned by or pledged to any Person shall have an equal and proportionate benefit under the provisions of this Trust Agreement, without preference, priority or distinction as among all of the Certificates.

(g) The Trustee may make reasonable rules for action by or at a meeting of Certificateholders.

ARTICLE II

DECLARATION OF TRUST

Section 2.01 Declaration of Trust. The terms and conditions of the Original Trust Agreement are hereby amended and restated in all respects. The activities of the Trust shall be limited to those activities set forth in this Trust Agreement. The Trust is intended to qualify as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) or, in the event it is not so treated, as a partnership other than a partnership taxable as a corporation under Section 7704 of the Code. The primary purpose of the Trust shall be to dispose of and distribute the Trust Assets, and the Trustee understands and agrees that the Trust has no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust. The Trustee, by the execution and delivery of this Trust Agreement, acknowledges its acceptance of all right, title and interest in and to the Trust Assets to be acquired pursuant to this Trust Agreement and the Trustee will hold such right, title and interest for the benefit of all present and future Certificateholders, upon the trusts set forth in this Trust Agreement.

Section 2.02 Tax Treatment of Transfer of Trust Assets.

(a) For all U.S. federal, state, and local income tax purposes, the Debtors, the initial Certificateholders, the initial beneficial owners of the Trust Interests and the Trustee shall treat the transfer of the Trust Assets to the Trust as a deemed transfer of the Trust Assets by the Debtors to the initial beneficial owners of the Trust Interests on account of their allowed claims under the Credit Bid and the related plan of reorganization, followed by a deemed transfer of the Trust Assets by such Persons to the Trust in exchange for their beneficial interests in the Certificates. Thus, the initial beneficial owners of the Trust Interests shall be treated as the initial grantors and owners of the Trust for U.S. federal income tax purposes.

(b) If, on the Conversion Trigger Date, the Trust (directly or through its subsidiaries) owns any Properties after the Manager has (in accordance with the Performance Standard set forth in the Management Agreement) tried to sell the Properties, then the Manager, with the advice of legal and tax advisors to the Trust, will: (i) promptly notify the Certificateholders; and (ii) in accordance with the Management Agreement, develop a plan, which shall be subject to approval in writing by the Majority Certificateholders, including at least three (3) Certificateholders who are not Affiliates of one another, for the conversion of one or more subsidiaries of the Trust (a “Plan of Conversion”) to a REIT under the Code (or the distribution to the Certificateholders of the one or more entities formed by the Trust that may elect to be treated as a REIT under the Code). If so approved the Manager may, in its discretion, list the securities of such subsidiary or distributed entity or entities on an internationally-recognized stock exchange. “Conversion Trigger Date” means: (A) the final day of the last expiring Targeted Disposal Period (as such period may have been extended by the Majority Certificateholders), if on such date the Property Value Threshold is greater than 10%; or (B) the 6-month anniversary of the final day of the Targeted Disposal Period (as such period may have been extended by the Majority Certificateholders), if clause (A) does not apply. “Property Value Threshold” means (1) the value of Properties still owned, directly or indirectly, by the Trust based on their most recently-delivered quarterly BOVs (it being understood that any Trust Assets other than Properties, such as cash and other assets, shall not be included in such calculation), net of (2) any liabilities of the Trust as of such date; each as estimated in good faith by the Manager, divided by the value of all Properties initially transferred to the Trust (based on their initial quarterly BOVs).

Section 2.03 Nature of Trust. The Trust is irrevocable, but this Trust Agreement is subject to amendment, supplement and waiver as provided in this Trust Agreement. Except for tax purposes to the extent otherwise provided herein, the Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, limited liability partnership, joint venture, corporation, limited liability company, joint stock company, or association, nor shall the Trustee, or the Certificateholders, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the Certificateholders, on the one hand, to the Trust and the Trustee, on the other hand, shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Trust Agreement.

Section 2.04 Trust Activities. The Trust shall conduct such activities, directly or indirectly, required pursuant to this Trust Agreement (including but not limited to such activities in Article V) or that are reasonably related, complementary or ancillary thereto and reasonable extensions thereof.

Section 2.05 Other Agreements. The Trustee shall not consent or agree to any material amendment, modification, supplement or waiver of the Retail Master Lease or the DC Master Lease, unless: (a) the Majority Certificateholders have consented thereto; or (b) the Trustee has posted a notice of such proposed material amendment, modification, supplement or waiver to the Investor Website and within thirty (30) days thereafter, Certificateholders representing Fractional Undivided Interests aggregating more than 50% of all Trust Interests have not objected in writing. The Trustee shall not consent or agree to any amendment, modification, supplement or waiver of the Management Agreement, in each case, which (in the Trustee’s good faith judgment) may have an adverse effect on the Certificateholders without the consent of the Majority Certificateholders.

ARTICLE III

ISSUANCE AND TERMS OF THE CERTIFICATES

Section 3.01 The Certificates.

(a) This Trust Agreement creates a series of Certificates designated as “Copper Property CTL Pass Through Certificates”. Each Certificate shall bear upon its face the designation “Copper Property CTL Pass Through Certificate”. All Certificates shall be substantially identical except as otherwise provided for in this Trust Agreement.

(b) Each Certificate represents a Fractional Undivided Interest in the Trust created hereby and represents a Certificateholder’s Trust Interests. All Certificates shall be in all respects equally and ratably entitled to the benefits of this Trust Agreement without preference, priority or distinction on account of the actual time or times of authentication and delivery, all in accordance with the terms and provisions of this Trust Agreement. The Certificates shall be the only instruments evidencing a Fractional Undivided Interest in the Trust.

(c) The Certificates do not represent indebtedness of the Trust.

Section 3.02 Authentication of Certificates.

(a) On the date hereof, the Trustee shall duly execute, authenticate and deliver a Global Certificate representing 75,000,000 Certificates evidencing the entire ownership of the Trust. Thereafter, the Trustee shall duly execute, authenticate and deliver the Certificates as herein provided.

(b) No Certificate shall be entitled to any benefit under this Trust Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form set forth in this Trust Agreement relating to such Certificates executed by the Trustee by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

Section 3.03 Terms and Conditions. The terms and conditions applicable to the Certificates and the Trust are as follows:

(a) The distribution dates with respect to any payment of Collections and of Sales Proceeds (each such distribution date, a “Distribution Date”) shall be the tenth (10th) day of each month, commencing on March 10, 2021, until the Final Distribution has been made; provided, however, that, if any such day shall not be a Business Day, the related distributions shall be made on the next succeeding Business Day.

(b) The Certificates shall be subject to the conditions set forth in the DTC Letter of Representations between the Trust and The Depository Trust Company and any successor agency thereto (“DTC”), as initial Clearing Agency, attached hereto as Exhibit C.

Section 3.04 Temporary Certificates. Until Definitive Certificates are ready for delivery, the Trustee shall execute, authenticate and deliver temporary Certificates. Temporary Certificates shall be substantially in the form of Definitive Certificates but may have insertions, substitutions, omissions and other variations determined to be appropriate by the officers executing the temporary Certificates, as evidenced by their execution of such temporary Certificates. If temporary Certificates are issued, the Trustee will cause Definitive Certificates to be prepared without unreasonable delay. After the preparation of Definitive Certificates, the temporary Certificates shall be exchangeable for Definitive Certificates upon surrender of such temporary Certificates at the Corporate Trust Office or the office or agency of the Trustee designated for such purpose pursuant to Section 7.09, without charge to the Certificateholder. Upon surrender for cancellation of any one or more temporary Certificates, the Trustee shall execute, authenticate and deliver in exchange therefor Definitive Certificates of like series, of a like Fractional Undivided Interest. Until so exchanged, such temporary Certificates shall be entitled to the same benefits under this Trust Agreement as Definitive Certificates.

Section 3.05 Global and Definitive Certificates.

(a) Certificates in registered form shall be issued in limited circumstances pursuant to Section 3.05(d) and shall be in substantially the form set forth as Exhibit A hereto (the “Definitive Certificates”) and shall be issued in fully physical, registered form and shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, all as determined by the officers of the Trustee executing such Definitive Certificates, as evidenced by their execution of such Definitive Certificates.

(b) The Certificates shall be issued initially in definitive, fully registered, global form, substantially in the form of Exhibit A hereto (the “Global Certificates”), duly executed and authenticated by the Trustee as hereinafter provided, to be delivered to DTC, the initial Clearing Agency, by, or on behalf of, the Trust. Each Global Certificate delivered to DTC shall initially (i) be registered on the Register in the name of Cede & Co., the nominee of the initial Clearing Agency, or in the name of a nominee for DTC for credit to the account of members of, or participants in, DTC (“DTC Participants”) or to the account of indirect participants that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect Participants”), and (ii) be deposited with the Trustee, at its Corporate Trust Office, as custodian for DTC. Unless and until Definitive Certificates have been issued pursuant to Subsection (d) below:

(i) the provisions of this Section 3.05 shall be in full force and effect;

(ii) the Trust, or the Trustee on its behalf, the Paying Agent, the Registrar and the Trustee may deal with the Clearing Agency for all purposes (including the making of distributions on the Certificates);

(iii) to the extent that the provisions of this Section 3.05 conflict with any other provisions of this Trust Agreement (other than any provisions of this Trust Agreement expressly amending this Section 3.05), the provisions of this Section 3.05 shall control;

(iv) the rights of Certificate Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Certificate Owners and the Clearing Agency Participants; and until Definitive Certificates are issued pursuant to Subsection (d) below, the Clearing Agency will make book-entry transfers among the Clearing Agency Participants and receive and transmit distributions, if any, on the Certificates to such Clearing Agency Participants;

(v) such Certificates may be transferred in whole, but not in part, and in the manner provided in Section 4.04, by the Clearing Agency holding such Certificates to a nominee of such Clearing Agency, or by such Clearing Agency to a successor Clearing Agency that has been selected or approved by the Majority Certificateholders or to a nominee of such successor Clearing Agency; and

(vi) whenever this Trust Agreement requires or permits actions to be taken based upon instructions or directions of Certificateholders holding Certificates evidencing a specified percentage of the Fractional Undivided Interests in the Trust, the Clearing Agency shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from Clearing Agency Participants owning or representing, respectively, such required percentage of the beneficial interest in Certificates and has delivered such instructions to the Trustee.

(c) Whenever notice or other communication to the Certificateholders is required under this Trust Agreement, unless and until Definitive Certificates shall have been issued pursuant to Subsection (d) below, the Trustee shall give all such notices and communications specified herein to be given to Certificateholders to the Clearing Agency and upload such notices and communications to the Investor Website.

(d) Except as provided below, Certificateholders shall not be entitled to receive Definitive Certificates. Global Certificates shall be exchangeable for Definitive Certificates only in the following circumstances:

(i) DTC notifies the Trust that it is unwilling or unable to continue as depositary for such Global Certificates or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (as amended), at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Trust within ninety (90) days of such notice; or

(ii) there has been a failure to make a distribution which has continued for more than thirty (30) days and a Certificateholder holding Certificates evidencing Fractional Undivided Interests aggregating not less than 10% of the Trust Interests shall have requested the Trustee in writing to exchange such Certificateholder’s Global Certificates for Definitive Certificates.

In connection with the exchange of an entire Global Certificate for Definitive Certificates pursuant to this Section 3.05(d), such Global Certificate shall be deemed to be surrendered to the Trustee for cancellation, and the Trust shall execute, authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Certificates, an equal aggregate Fractional Undivided Interest of Definitive Certificates.

(e) The provisions of this Section 3.05 may be waived or amended by the Supermajority Certificateholders.

Section 3.06 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If: (i) any mutilated Certificate is surrendered to the Registrar, or the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Registrar and the Trustee such security, indemnity or bond as may be required by them to save each of them harmless, then, in the absence of notice to the Registrar or the Trustee that such destroyed, lost or stolen Certificate has been acquired by a protected purchaser (within the meaning of Article 8 of the UCC), and provided that the requirements of Section 8-405 of the UCC are met, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate or Certificates of like Fractional Undivided Interest and bearing a number not contemporaneously outstanding.

(b) In connection with the issuance of any new Certificate under this Section 3.06, the Trustee shall require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Registrar) connected therewith.

(c) Any duplicate Certificate issued pursuant to this Section 3.06 shall constitute conclusive evidence of the appropriate Fractional Undivided Interest in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

(d) The provisions of this Section 3.06 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.

Section 3.07 Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Trustee, the Registrar and any Paying Agent shall deem and treat the Person in whose name any Certificate is registered (as of the day of determination) on the Register as the owner of such Certificate and the Certificateholder for the purpose of receiving distributions pursuant to Section 5.05 and for all other purposes whatsoever, and none of the Trustee, the Registrar or any Paying Agent shall be affected by any notice to the contrary. All payments or distributions made to any such Person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable on any such Certificate.

Section 3.08 Cancellation. All Certificates surrendered for payment or transfer or exchange shall, if surrendered to the Trustee or any agent of the Trustee other than the Registrar, be delivered to the Registrar for cancellation and shall promptly be cancelled by it in accordance with the Trustee’s customary procedures. No Certificates shall be authenticated in lieu of or in exchange for any Certificates cancelled as provided in this Section 3.08, except as expressly permitted by this Trust Agreement.

Section 3.09 Limitation of Liability for Payments.

(a) All payments and distributions made to Certificateholders in respect of the Certificates shall be made only from the Trust Assets of the Trust and only to the extent that the Trustee shall have sufficient income or proceeds from such Trust Assets to make such payments in accordance with the terms of Section 5.05 of this Trust Agreement.

(b) Each Certificateholder, by its acceptance of a Certificate, agrees that it will look solely to the income and proceeds from the Trust Assets of the Trust for any payment or distribution due to such Certificateholder pursuant to the terms of this Trust Agreement and that it will not have any recourse to the Trustee, the Registrar, the Paying Agent or the Manager except as otherwise expressly provided in this Trust Agreement or in the other Trust Transaction Documentation.

Section 3.10 CUSIP Numbers. The Certificates will include “CUSIP” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers in notices in respect of the Certificates; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Certificates, that reliance may be placed only on the other identification numbers printed on the Certificates, and any such notice shall not be affected by any defect or omission of such CUSIP numbers.

Section 3.11 Tax Forms. The Trustee is authorized to request and obtain from the Certificateholders or any other Person Internal Revenue Service Forms W-8 and/or W-9 or such other forms or information relating to the Trust’s tax obligations as the Trustee may reasonably request, and the Trustee may condition any distribution to any Certificateholder or other distributee upon receipt of such forms or information.

ARTICLE IV

TRANSFER OF THE CERTIFICATES

Section 4.01 Legends.

Each Global Certificate shall bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AGREEMENT REFERRED TO ON THE REVERSE HEREOF.

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY DISREGARDED HOLDER (AS DEFINED IN THE TRUST AGREEMENT).

THE INTERESTS IN THE TRUST REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE TRUST’S MAINTENANCE OF ITS STATUS AS A PARTNERSHIP FOR U.S. FEDERAL INCOME TAX PURPOSES BY BEING ABLE TO SATISFY THE “QUALIFYING INCOME” REQUIREMENTS OF SECTIONS 7704(c)(1) AND (2) OF THE CODE IN THE EVENT THAT THE TRUST IS RECHARACTERIZED AS A “BUSINESS ENTITY” (RATHER THAN A GRANTOR TRUST) FOR U.S. FEDERAL INCOME TAX PURPOSES. NO PERSON MAY (I) OWN FRACTIONAL UNDIVIDED INTERESTS AGGREGATING 4.9% OR MORE OF THE TRUST INTERESTS UNLESS SUCH PERSON IS AN EXCEPTED HOLDER OR (II) OWN ANY TRUST INTERESTS THAT WOULD CAUSE THE TRUST, TOGETHER WITH ANY AND ALL OF SECTION 4.05 SUBSIDIARIES, TO OWN IN THE AGGREGATE: (1) IN THE CASE OF ANY TENANT LISTED ON SCHEDULE III OF THE TRUST AGREEMENT (AS OF THE DATE OWNERSHIP OF SUCH TRUST INTEREST WAS OBTAINED) THAT IS A CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES, STOCK OF SUCH TENANT POSSESSING TEN PERCENT (10%) OR MORE OF THE TOTAL COMBINED VOTING POWER OF ALL CLASSES OF STOCK ENTITLED TO VOTE OR TEN PERCENT (10%) OR MORE OF THE TOTAL VALUE OF SHARES OF ALL CLASSES OF STOCK OF SUCH TENANT, WITHIN THE MEANING OF SECTION 856(d)(2)(B)(i) OF THE CODE; OR (2) IN THE CASE OF ANY TENANT LISTED ON SCHEDULE III OF THE TRUST AGREEMENT (AS OF THE DATE OWNERSHIP OF SUCH TRUST INTEREST WAS OBTAINED) THAT IS NOT A CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES, AN INTEREST OF TEN PERCENT (10%) OR MORE IN THE ASSETS OR NET PROFITS OF SUCH TENANT WITHIN THE MEANING OF SECTION 856(d)(2)(B)(ii) OF THE CODE. ANY PERSON WHO ATTEMPTS TO OWN A TRUST INTEREST THAT WOULD RESULT IN A VIOLATION OF EITHER (I) OR (II) ABOVE MUST NOTIFY THE TRUSTEE IN WRITING AS PROMPTLY AS PRACTICABLE. ANY TRANSFER IN VIOLATION OF EITHER (I) OR (II) ABOVE SHALL BE VOID AB INITIO.

ANY PERSON ACQUIRING OR ACCEPTING A CERTIFICATE OR AN INTEREST THEREIN WILL AND EACH SUBSEQUENT TRANSFEREE, WILL BY SUCH ACQUISITION OR ACCEPTANCE, BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT FOR SO LONG AS IT HOLDS SUCH CERTIFICATE OR INTEREST THEREIN, SUCH PERSON IS NOT, AND IS NOT ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR. EACH PERSON WHO PURCHASES AN INTEREST IN A CERTIFICATE, AND EACH SUBSEQUENT TRANSFEREE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IF SUCH PERSON IS A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, (1) IT IS NOT, AND FOR SO LONG AS IT HOLDS SUCH CERTIFICATE OR INTEREST THEREIN WILL NOT BE, SUBJECT TO ANY SIMILAR LAW THAT COULD CAUSE THE UNDERLYING ASSETS OF THE TRUST TO BE TREATED AS ASSETS OF THE INVESTOR IN ANY CERTIFICATE (OR INTEREST THEREIN) BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER TO SIMILAR LAW, AND (2) ITS ACQUISITION, HOLDING AND DISPOSITION OF SUCH CERTIFICATE (OR INTEREST THEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE SIMILAR LAW.

IF THE RESTRICTIONS IN THE ABOVE PARAGRAPH ARE VIOLATED, THE RELEVANT GLOBAL CERTIFICATE OR DEFINITIVE CERTIFICATE WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A CHARITABLE TRUST AND SHALL BE DESIGNATED A DESIGNATED TRUST INTEREST. THE FOREGOING SUMMARY OF THE RESTRICTIONS ON TRANSFER DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND ALL TERMS IN THIS LEGEND HAVE THE MEANINGS (IF ANY) DEFINED IN, THE TRUST AGREEMENT, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH CERTIFICATEHOLDER WHO SO REQUESTS.”

Each Definitive Certificate shall bear the preceding legend (except for the first two paragraphs thereof) and the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Section 4.02 Book-Entry Provisions for Global Certificates.

(a) DTC Participants shall have no rights under this Trust Agreement with respect to any Global Certificate held on their behalf by DTC, or the Trustee as DTC’s custodian, and DTC may be treated by the Trustee and any agent of the Trustee as the absolute owner of such Global Certificate for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Trustee or any agent of the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or shall impair, as between DTC and its DTC Participants, the operation of customary practices governing the exercise of the rights of a holder of any Certificate. Upon the issuance of any Global Certificate, the Registrar or its duly appointed agent shall record Cede & Co. or another nominee of DTC as the registered holder of such Global Certificate.

(b) Transfers of any Global Certificate shall be limited to transfers of such Global Certificate in whole, but not in part, to nominees of DTC, DTC’s successor or such successor’s nominees. Beneficial interests in Global Certificates may be transferred in accordance with the rules and procedures of DTC and the provisions of Article IV of this Trust Agreement. Definitive Certificates shall be delivered to all beneficial owners of beneficial interests in Global Certificates only in the limited circumstance described in Section 3.05(d).

(c) In connection with the transfer of the entire amount of a Global Certificate to the beneficial owners thereof pursuant to Section 3.05(d), such Global Certificate shall be deemed to be surrendered to the Trustee for cancellation, and the Trustee shall execute, authenticate and deliver to each beneficial owner, in exchange for the beneficial interest thereof in such Global Certificate, Definitive Certificates of a like Fractional Undivided Interest, in each case as such beneficial owner and like Fractional Undivided Interest shall have been identified and otherwise set forth (together with such other information as may be required for the registration of such Definitive Certificates) in registration instructions that shall have been delivered by or on behalf of DTC to the Trustee. None of the Registrar, the Paying Agent nor the Trustee shall be liable for any delay in delivery of such registration instructions and each such Person may conclusively rely on, and shall be protected in relying on, such registration instructions. Upon the issuance of any Definitive Certificate, the Trustee shall recognize the Person in whose name such Definitive Certificate is registered in the Register as a Certificateholder hereunder.

(d) The registered Certificateholder of a Global Certificate may grant proxies and otherwise authorize any Person, including DTC Participants and Persons that may hold interests through DTC Participants, to take any action which a Certificateholder is entitled to take under this Trust Agreement or the Certificates.

(e) Neither the Trustee, nor the Registrar, nor the Paying Agent shall have any responsibility or liability for: (i) any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates, (ii) maintaining, supervising or reviewing any records relating to such beneficial ownership interests or (iii) the performance by DTC, any DTC Participant or any Indirect Participant of their respective obligations under the rules, regulations and procedures creating and affecting DTC and its operation or any other statutory, regulatory, contractual or customary procedures governing their obligations.

Section 4.03 Special Transfer Provisions. The Registrar shall not register a transfer of any Certificate unless such transfer complies with the restrictions on transfer of such Certificate set forth in Section 4.05 of this Trust Agreement.

Section 4.04 Transfer and Exchange. The Registrar shall cause to be kept at the office or agency to be maintained by it in accordance with the provisions of Section 7.09 a register (the “Register”) of the Certificates in which, subject to such reasonable regulations as it may prescribe, the Registrar shall provide for the registration of such Certificates and of transfers and exchanges of such Certificates as herein provided. The Trustee shall initially be the registrar (the “Registrar”) for the purpose of registering such Certificates and transfers and exchanges of such Certificates as herein provided. Promptly upon the Trustee’s request therefor: (a) the Registrar shall provide to the Trustee a true and complete copy of the Register; and (b) the Registrar shall provide to the Trustee such information regarding the Certificates and the Certificateholders as is reasonably available to the Registrar.

All Certificates issued upon any registration of transfer or exchange of Certificates shall be valid obligations of the Trust, evidencing the same interest therein, and entitled to the same benefits under this Trust Agreement, as the Certificates surrendered upon such registration of transfer or exchange.

Upon surrender for registration of transfer of any Certificate at the Corporate Trust Office or such other office or agency designated by the Registrar with the form of transfer notice thereon duly completed and executed, and otherwise complying with the terms of this Trust Agreement, including providing evidence of compliance with any restrictions on transfer, in form satisfactory to the Trustee and the Registrar, the Trustee shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates, of a like aggregate Fractional Undivided Interest. Whenever any Certificates are surrendered for exchange, the Trustee shall execute, authenticate and deliver the Certificates that the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Registrar duly executed by the Certificateholder thereof or its attorney duly authorized in writing. The Registrar and/or the Trustee may request and shall be entitled to receive as a prerequisite to the registration of transfer of any Certificate signature guarantees or corporate signing authorities and incumbency certificates, each authenticated by an appropriate officer of the transferor satisfactory to it in its reasonable discretion.

The Registrar shall not register the transfer or exchange of any Certificate in the name of any Person unless and until evidence satisfactory to the Trustee that the conditions to any such transfer or exchange set forth in this Article IV shall have been satisfied is submitted to the Trustee and the Trustee (on its own determination or upon confirmation of information received by the Manager under Section 4.05(a)) has notified the Registrar in writing of such satisfaction. The Registrar and the Trustee shall not be liable to any Person for registering any transfer or exchange, or for executing, authenticating or delivering any Certificate based on such evidence. The Registrar and the Trustee may treat the Person in whose name any Certificate is registered as the sole owner of the beneficial interest in the Trust evidenced by such Certificate.

To permit registrations of transfers and exchanges in accordance with the terms, conditions and restrictions hereof, the Trustee shall execute and authenticate Certificates at the Registrar’s request. No service charge shall be made to a Certificateholder for any registration of transfer or exchange of Certificates, but the Trustee and the Registrar shall require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates. All Certificates surrendered for registration of transfer or exchange shall be canceled and subsequently destroyed by the Trustee in accordance with the Trustee’s customary procedures. Notwithstanding anything contained herein or elsewhere to the contrary, neither the Registrar nor the Trustee shall have any duty or obligation with respect to any transfer, exchange or other disposition of an economic interest in a Certificate (other than a transfer of a Certificate itself) or any personal liability to any Person in connection with the same.

Section 4.05 Limitation on Transferability.

Notwithstanding anything in this Trust Agreement to the contrary:

(a) Excepted Holder Requirements. No Person shall Own Fractional Undivided Interests aggregating 4.9% or more of the Trust Interests, unless such Person (an “Excepted Holder”) has delivered a certification to the Trustee, substantially in the form of Exhibit F, that such Person: (i) either: (A) does not Own, and will not Own (so long as such Person Owns Fractional Undivided Interests aggregating 4.9% or more of the Trust Interests), a Relevant Equity Interest in any Tenant listed on Schedule III as of the date of such certification; or (B) does not Own, and will not Own (so long as such Person Owns Fractional Undivided Interests aggregating 4.9% or more of the Trust Interests), a Relevant Equity Interest in any Tenant listed on Schedule III as of the date of such certification in excess of the specified percentage of the aggregate outstanding Relevant Equity Interests in such Tenant to which the Trustee has consented in writing; and (ii) agrees to provide in a timely manner such information as the Trustee or the Manager may reasonably request in order to determine the accuracy of such certification or the effect, if any, that such Person’s Ownership of Trust Interests would have on the Trust’s status as a partnership for U.S. federal income tax purposes under Sections 7704(c)(1) and (2) of the Code if the Trust were recharacterized as a “business entity” (rather than a grantor trust) for U.S. federal income tax purposes.

(b) Restrictions on Transfers. Except as provided in Section 4.05(f), any Section 4.05 Transfer of a Trust Interest or Ownership interest therein, as applicable, that, if effective, would cause any Person to be a Prohibited Owner shall be void ab initio and the intended and purported transferee of such Trust Interest or Ownership interest therein, as applicable, shall acquire no rights in such Trust Interest or Ownership interest therein, as applicable. Notwithstanding any other provision to the contrary, the Trustee may disregard any purported transfer of Certificates to any Disregarded Holder.

(c) Transfers to Charitable Trust. If, notwithstanding the other provisions contained in this Section 4.05, there is a purported Section 4.05 Transfer or Section 4.05 Non-Transfer Event that, if effective, would cause any Person to be a Prohibited Owner, then (A) the purported transferee shall not acquire any right or interest (or, in the case of a Section 4.05 Non-Transfer Event, the Person that Owns the Trust Interest with respect to which such Section 4.05 Non-Transfer Event occurred shall cease to Own any right or interest) in such Trust Interest, and (B) the relevant Trust Interest shall be designated a Designated Trust Interest and, in accordance with the provisions of Section 4.05(g), transmitted automatically and by operation of law to the Charitable Trust to be held in accordance with Section 4.05(g). Such transfer to a Charitable Trust and the designation of the relevant Trust Interest as a Designated Trust Interest shall be effective as of the close of business on the Business Day prior to the date of the Section 4.05 Transfer or Section 4.05 Non-Transfer Event, as the case may be.

(d) Provision of Information and Remedies for Breach. By accepting its interest in any Certificate, each Certificateholder and Owner agrees to provide to the Trustee all information or confirmations reasonably requested by the Trustee in connection with the performance of the Trustee’s duties and obligations under this Trust Agreement, including any information or confirmations the Trustee deems reasonably necessary to determine whether or not a Certificateholder or Owner is a Prohibited Owner (or, if it is already an Excepted Holder, whether it would be a Prohibited Owner if it were acquiring its interest in such Certificate as of any relevant date of determination). If the Trustee shall at any time determine, after requesting such information or confirmations as the Trustee determines is relevant, that a Section 4.05 Transfer in violation of Sections 4.05(b) and/or 4.05(c) or a Section 4.05 Non-Transfer Event has taken place, or that a Person intends to acquire or has attempted to acquire Ownership of any Trust Interest in violation of Section 4.05(b), the Trustee shall take such action as it deems advisable to refuse to give effect to or to prevent such Section 4.05 Transfer, Section 4.05 Non-Transfer Event or acquisition, including, but not limited to, instituting proceedings to enjoin such Section 4.05 Transfer, Section 4.05 Non-Transfer Event or acquisition.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire an Ownership interest in a Certificate in violation of Sections 4.05(b) and/or 4.05(c), or any Person who Owned a Trust Interest that was transferred to the Charitable Trust pursuant to the provisions of Section 4.05(c), shall as promptly as practicable give written notice to the Trustee of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Trustee such other information as the Trustee may request in order to determine the effect, if any, that such Section 4.05 Transfer or Section 4.05 Non-Transfer Event, as the case may be, would have on the Trust’s status as a partnership for U.S. federal income tax purposes and Sections 7704(c)(1) and (2) of the Code if the Trust were recharacterized as a “business entity” (rather than a grantor trust) for U.S. federal income tax purposes.

(f) Exception. The Trustee may except a Person from the restrictions described in Sections 4.05(a), 4.05(b) and 4.05(c) if the Trustee determines that such Person’s Ownership of a Trust Interest that would otherwise make such Person a Prohibited Owner would not result in the Trust failing to have at least ninety-five percent (95%) of its gross income for the tax year of the Section 4.05 Transfer or Section 4.05 Non-Transfer Event characterized as “qualifying income” (within the meaning, and for purposes of, Section 7704(d) of the Code) (such failure a “Qualifying Income Threshold Violation”), and the Trustee obtains such representations and undertakings from such Person as are necessary to ascertain this fact, and such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 4.05) will result in a Trust Interest that would otherwise make such a Person a Prohibited Owner or, otherwise, that would cause a Qualifying Income Threshold Violation, as applicable, being designated as a Designated Trust Interest in accordance with the provisions of Section 4.05(c). In exercising its discretion under this Section 4.05(f), the Trustee may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Trustee, as it may deem necessary or desirable in order to ensure that the Trust would be treated as a partnership for U.S. federal income tax purposes under Sections 7704(c)(1) and (2) of the Code if the Trust were recharacterized as a “business entity” (rather than a grantor trust) for U.S. federal income tax purposes, and, in addition, may obtain such representations and undertakings from an Owner that it may deem necessary or desirable under the circumstances.

(g) Designated Trust Interests.

(i) Designated Trust Interest. Any Trust Interest transferred to a Charitable Trust and designated a Designated Trust Interest pursuant to Section 4.05(c) shall be held for the exclusive benefit of the Charitable Beneficiary. The Trustee shall name a Charitable Beneficiary (or Beneficiaries) for each Charitable Trust as soon as practicable after the date on which the Trustee is made aware of the existence of the Charitable Trust. Any transfer to a Charitable Trust, and subsequent designation of a Trust Interest as a Designated Trust Interest, pursuant to Section 4.05(c) shall be effective as of the close of business on the Business Day prior to the date of the Section 4.05 Transfer or Section 4.05 Non-Transfer Event that results in the transfer to the Charitable Trust. When transferred to a Permitted Transferee in accordance with the provisions of Section 4.05(g)(iv), such Designated Trust Interest shall cease to be designated as a Designated Trust Interest.

(ii) Distribution Rights; Allocations of Trust Income, Etc. The Charitable Trustee, as holder of a Designated Trust Interest, shall be entitled to receive all distributions with respect to such Trust Interest, and shall be allocated all Trust income, gain, loss, deductions and credits in respect of such Trust Interest, and shall hold such distributions in trust for the benefit of the Charitable Beneficiary. Unless and to the extent not permitted to do so under applicable law and subject to any fiduciary duties that that the Charitable Trustee may have, the Charitable Trustee shall remit such distributions that it receives to the Charitable Beneficiary(ies) as promptly as reasonably possible. The Prohibited Owner with respect to a Designated Trust Interest shall repay to the Charitable Trust the amount of any distributions received by the Prohibited Owner that are attributable to any Trust Interest designated as a Designated Trust Interest as of the record date which was on or after the date that such Trust Interest became a Designated Trust Interest. In addition, the Trustee and/or the Charitable Trustee shall also have the right, in its and/or their sole discretion, to withhold any amounts that may otherwise be payable or distributable to the Prohibited Owner pursuant to any other provision of this Trust Agreement and apply withheld amounts against any of the outstanding obligations of the Prohibited Owner under this Section 4.05(g)(ii) or any other provisions of this Section 4.05.

(iii) Voting Rights. The Charitable Trustee shall be entitled to vote all Designated Trust Interests to the extent of voting rights otherwise exercisable in respect of such Trust Interests that have been so designated. Any vote by a Prohibited Owner as a holder of such a Trust Interest prior to the discovery by the Trustee that the Trust Interest is a Designated Trust Interest shall, subject to applicable law, be rescinded and be void ab initio with respect to such Designated Trust Interest and be recast by the Charitable

Trustee; provided, however, if the Trustee has already taken any action that is either irreversible or that the Trustee reasonably determines could not be reversed, modified or rescinded without materially and adversely affecting the interests of the Certificateholders, then the Charitable Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the Business Day prior to the date of the purported Section 4.05 Transfer or Section 4.05 Non-Transfer Event that results in the transfer to the Charitable Trust of Trust Interests under Section 4.05(c), an irrevocable proxy to the Charitable Trustee to vote the Designated Trust Interest in accordance with this Section 4.05(g)(iii).

(iv) Designation of Permitted Transferee. The Charitable Trustee shall have the exclusive and absolute right to sell to a Permitted Transferee any and all of a Designated Trust Interest in an orderly fashion so as not to materially adversely affect the Section 4.05 Market Price of its Designated Trust Interests. The Charitable Trustee shall designate any Person as a Permitted Transferee, provided, however, that: (A) the Permitted Transferee so designated shall purchase for valuable consideration (whether in a public or private sale) the Designated Trust Interest; and (B) the Permitted Transferee shall not be a Person whose purchase of the Trust Interests would result in a transfer to a Charitable Trust and the re-designation of such Trust Interest so purchased as a Designated Trust Interest under Section 4.05(c). Upon the purchase by a Permitted Transferee in accordance with the provisions of this Section 4.05(g)(iv), the Charitable Trustee shall: (x) cause to be transferred to the Permitted Transferee that Designated Trust Interest acquired by the Permitted Transferee; and (y) distribute to the Charitable Beneficiary any and all amounts held with respect to the Designated Trust Interest after making the payment to the Prohibited Owner pursuant to Section 4.05(g)(v).

(v) Compensation to Prohibited Owner of a Trust Interest that Becomes a Designated Trust Interest. Any Prohibited Owner shall be entitled (following discovery of the Designated Trust Interest and subsequent designations of the Permitted Transferee in accordance with Section 4.05(g)(iv) or following the acceptance of the offer to purchase such Trust Interest in accordance with Section 4.05(g)(vi)) to receive from the Charitable Trustee following the sale or other disposition of such Designated Trust Interest the lesser of: (A) in the case of (I) a purported Section 4.05 Transfer in which the Prohibited Owner gave value for the Trust Interest and which Section 4.05 Transfer resulted in the transfer of the Trust Interest to the Charitable Trust, the amount that such Prohibited Owner paid for such Trust Interest; or (II) a Section 4.05 Non-Transfer Event or Section 4.05 Transfer in which the Prohibited Owner did not give value for such Trust Interest (e.g., if the Trust Interest was received by gift or devise) and which Section 4.05 Non-Transfer Event or Section 4.05 Transfer, as the case may be, resulted in the transfer of the Trust Interest to the Charitable Trust, the Market Price of such Trust Interest on the date of such Section 4.05 Non-Transfer Event or Section 4.05 Transfer; and (B) the amount received by the Charitable Trustee from the sale or other disposition of such Designated Trust Interest. Any amounts received by the Charitable Trustee in respect of such Designated Trust Interest and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 4.05(g)(v) shall be distributed to the Charitable Beneficiary. Each Charitable Beneficiary and Prohibited Owner waives any and all claims that it may have against the Charitable Trustee and the Trustee arising out of the disposition of the Designated Trust Interest, except for claims arising out of the gross negligence, bad faith or willful misconduct of, or any failure to make payments in accordance with this Section 4.05(g)(v) by, such Charitable Trustee or the Trustee.

(vi) Purchase Right in a Designated Trust Interest. A Designated Trust Interest shall be deemed to have been offered for sale to the Trust, or its designee, at a price equal to the lesser of: (A) the price paid for such Designated Trust Interest in the Section 4.05 Transfer or other transaction that created such Designated Trust Interest (or, in the case of devise, gift or Section 4.05 Non-Transfer Event, the Section 4.05 Market Price at the time of such devise, gift or Section 4.05 Non-Transfer Event); and (B) the Section 4.05 Market Price on the date the Trust, or its designee, accepts such offer. Subject to Section 4.05(g)(v), the Trustee shall have the right to accept such offer for a period of ninety (90) days after the later of: (x) the date of the Section 4.05 Non-Transfer Event or purported Section 4.05 Transfer which resulted in such Designated Trust Interest; and (y) the date the Trustee determines in good faith that a Section 4.05 Transfer or Section 4.05 Non-Transfer Event resulting in the Designated Trust Interest has occurred, if the Trustee does not receive a notice of such Section 4.05 Transfer or Section 4.05 Non-Transfer Event pursuant to Section 4.05(e).

(vii) Remedies Not Limited. Nothing contained in this Section 4.05 shall limit the authority of the Trustee to take such other action as it deems necessary or advisable: (A) to ensure that the Trust would be treated as a partnership for U.S. federal income tax purposes if it were recharacterized as a “business entity” (rather than a grantor trust) for U.S. federal income tax purposes; and (B) to ensure compliance with the provisions of this Section 4.05.

(viii) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.05, including any defined term contained herein, the Trustee shall have the power to determine the application of the provisions of this Section 4.05 with respect to any situation based on the facts known to it. In the event that this Section 4.05 requires an action by the Trustee and this Trust Agreement fails to provide specific guidance with respect to such action, the Trustee shall have the power to determine the action to be taken so long as such action is in furtherance of the provisions of this Section 4.05.

(ix) Severability. If any provision of this Section 4.05 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the matter or issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V

ACCOUNTS; PRIORITY OF PAYMENTS AND DISTRIBUTION; STATEMENTS

Section 5.01 Establishment of Accounts.

(a) The Trustee shall direct the Agreed Bank in writing to establish and maintain on its books and records for the benefit of the Trustee (on behalf of the Certificateholders) all of the following non-interest bearing accounts:

(i) a collections account for receipt of Collections (the “Collections Account–Rental Proceeds”),

(ii) a collections account for receipt of Sales Proceeds (the “Collections Account–Sales Proceeds”),

(iii) a distributions account for distributions of Collections (the “Distributions Account–Rental Proceeds”),

(iv) a distributions account for distributions of Sales Proceeds (the “Distributions Account–Sales Proceeds”),

(v) a distributions account for distributions of proceeds of Permitted Indebtedness (the “Distributions Account—Indebtedness Proceeds”)

(vi) the Trustee’s Reserve Account to pay for certain bona fide administrative expenses of the Trustee in respect of its role as such,

(vii) the Manager’s Reserve Account to pay for bona fide expenses of the Trust, its subsidiaries and/or relating to the Properties,

(viii) a reserve account in which to maintain the Post-Closing Reserves (the “Post-Closing Reserve Account”), and

(ix) a payment account to pay for amounts due and payable in respect of Permitted Indebtedness (the “Indebtedness Payment Account”),

in each case in accordance with this Section 5.01 and Section 5.02.

From time to time thereafter, the Trustee will establish such other Accounts as may be authorized or required by this Trust Agreement and the other Trust Transaction Documentation.

(b) If, at any time, any Account ceases to be an Eligible Account, the Trustee shall, on a best efforts basis and subject to the Agreed Bank’s account opening procedures, within ten (10) Business Days to the extent practicable, establish a new account meeting the conditions set forth in this Section 5.01 in respect of such Account and transfer any cash in the existing Account to such new account; and from the date such new account is established, it shall have the same designation as the existing Account. If the Agreed Bank should change at any time, then the Trustee shall thereupon promptly establish replacement accounts as necessary at the successor Agreed Bank and transfer the Balance of funds in each Account then maintained at the former Agreed Bank to such successor Agreed Bank.

Section 5.02 Management of Accounts. Each of the Accounts will be managed and maintained as provided in this Section 5.02.

(a) Collections Account–Rental Proceeds. The Trustee shall direct the Manager, pursuant to the Management Agreement: (i) to direct each Retail Tenant to remit directly to the Collections Account–Rental Proceeds all Lease Payments owing, from time to time, pursuant to the terms of the Retail Master Lease; (ii) to direct each DC Tenant to remit directly to the Collections Account–Rental Proceeds all Lease Payments owing, from time to time, pursuant to the terms of the DC Master Lease; and (iii) to cause all other Collections to be deposited into the Collections Account–Rental Proceeds. The Trustee shall make, or direct the Agreed Bank in writing to make, transfers from the Collections Account–Rental Proceeds in accordance with Section 5.03(a) and with the Distribution Date Schedule as set forth in Section 5.05(a) below.

(b) Collections Account–Sales Proceeds. The Trustee shall direct the Manager, pursuant to the Management Agreement, to direct all purchasers of Trust Assets to remit directly or indirectly through the applicable escrow agent to the Collections Account–Sales Proceeds all Sales Proceeds. The Trustee shall make, or direct the Agreed Bank in writing to make, transfers from the Collections Account–Sales Proceeds in accordance with Section 5.03(b) and with the Distribution Date Schedule as set forth in Section 5.05(a) below.

(c) Distributions Account–Rental Proceeds. The Trustee shall make, or direct the Agreed Bank in writing to make, distributions from the Distributions Account–Rental Proceeds in accordance with the Distribution Date Schedule in the order of priority set forth in Section 5.05(b) below.

(d) Distributions Account–Sales Proceeds. The Trustee shall make, or direct the Agreed Bank in writing to make, distributions from the Distributions Account–Sales Proceeds in accordance with the Distribution Date Schedule in the order of priority set forth in Section 5.05(c) below.

(e) Distributions Account—Indebtedness Proceeds. The Trustee shall cause all proceeds (net of offering expenses, offering discount and other closing date expenses, discounts or commissions) of any Permitted Indebtedness to be deposited into the Distributions Account—Indebtedness Proceeds. The Trustee shall make, or direct the Agreed Bank in writing to make, distributions from the Distributions Account–Indebtedness Proceeds as set forth in Section 5.05(d).

(f) Trustee’s Reserve Account. The Trustee shall withdraw, or direct the Agreed Bank to withdraw, such amounts from the Trustee’s Reserve Account, and apply such amounts for payment of administrative expenses of the Trustee relating to its role as such (including any indemnification obligations of the Trust under the Management Agreement, and reasonable and necessary expenses of the Trustee in connection with the performance of its duties under this Trust Agreement and the Management Agreement, including the reasonable fees and expenses of professionals retained by the Trustee and/or the Manager) as they become due and payable. In addition, the Trustee shall withdraw, or direct the Agreed Bank to withdraw, amounts from the Trustee’s Reserve Account to pay the reasonable and documented out-of-

pocket fees and expenses of one counsel to the Certificateholders, including any fees and expenses of legal counsel and/or any other professional advisors to the Certificateholders incurred in connection with the filing or amendment of any registration statement, prospectus or free writing prospectus under the registration rights and resale cooperation agreement for the Certificates or any underwritten offering of Certificates. The Trustee shall maintain a Balance equal to $10.0 million in the Trustee’s Reserve Account for the period commencing on the date the last Property is sold, whether in an Agreed Sale or a Strategic Disposition Transaction, and continuing until the later of: (i) twelve (12) months after such date; and (ii) the date upon which any bona fide claim that was made by any Person against the Manager, Manager Parties or the Trustee has been resolved or otherwise adjudicated; provided that the Trustee receives written notice of any such claim before the last day of the seventh (7th) month following the closing date of such last Property sale. On the Business Day after such period has expired, the Trustee shall transfer any remaining Balance in the Trustee’s Reserve Account in excess of that portion of the then-current Projected Winddown Amount allocable to the Trustee’s Reserve Account to the Collections Account—Rental Proceeds for distribution in accordance with Section 5.05(b).

(g) Manager’s Reserve Account. The Trustee shall withdraw, or direct the Agreed Bank to withdraw, such amounts from the Manager’s Reserve Account, and apply such amounts for payment of specified expenses of the Trust, its subsidiaries, relating to the Properties (including the management thereof) and/or the Manager relating to its role as such (including reimbursement of expenses of the Manager (pursuant to the Management Agreement), as directed in writing by the Manager pursuant to the Management Agreement or as they become due and payable (in each case as evidenced by invoices or other documentary evidence delivered and reasonably satisfactory to the Trustee); provided that the Trustee shall refuse to make or permit any such withdrawal for payments to be made to the Manager or its Affiliates unless such payments are to be made pursuant to or in accordance with the Management Agreement. Notwithstanding the foregoing, the Trustee shall cease to take instructions from the Manager with respect to the Manager’s Reserve Account if the Manager is terminated, resigns or otherwise ceases to act in such capacity (pursuant to the terms of the Management Agreement), whereafter the Trustee shall only take such instructions from a duly appointed replacement Manager.

(h) Post-Closing Reserve Account.

(i) The Trustee shall cause any proceeds received from an Agreed Sale that constitute Post-Closing Reserves to be deposited into the Post-Closing Reserve Account.

(ii) As to any amount in the Post-Closing Reserve Account, the Trustee shall use all or any portion of such amount for payment of the applicable Post-Closing Liabilities as directed by the Manager (pursuant to the Management Agreement and as evidenced by documentary evidence or advice from tax or other professional advisors). If any such Post-Closing Liabilities have otherwise been extinguished or settled, the Post-Closing Reserve in respect thereof shall be transferred to the Collections Account–Sales Proceeds prior to the next Distribution Date for distribution in accordance with Section 5.05(c).

(i) Indebtedness Payment Account. To the extent the proceeds of any sale of Trust Assets are required to be applied towards any mandatory prepayment of or other required payment under Permitted Indebtedness, the Trustee shall direct the Manager (pursuant to the Management Agreement) to direct the purchasers of such Trust Assets to pay such sales proceeds directly to the security trustee, collateral agent, or similar secured party of such Permitted Indebtedness or otherwise into the Indebtedness Payment Account. The Trustee shall transfer, or direct the Agreed Bank to transfer, from the Indebtedness Payment Account to the Collections Account—Sales Proceeds, any Sales Proceeds in excess of the amount required to be paid under any Permitted Indebtedness as the result of any sale of the related Trust Assets, in each case no later than two (2) Business Days after receipt of such excess Sales Proceeds. The Trustee shall withdraw, or direct the Agreed Bank to withdraw, such amounts from the Indebtedness Payment Account, and apply such amounts for payment of any amounts due and payable in respect of Permitted Indebtedness, as directed in writing by the Manager pursuant to the Management Agreement (documented to the reasonable satisfaction of the Trustee), including any mandatory prepayment or other required payment in connection with any Agreed Sale of one or more Properties or any Strategic Disposition Transaction. Notwithstanding the foregoing, the Trustee may cease to take instructions from the Manager with respect to the Indebtedness Payment Account if the Manager is terminated, resigns or otherwise ceases to act in such capacity (pursuant to the terms of the Management Agreement), whereafter the Trustee shall only take such instructions from a duly appointed replacement Manager.

Section 5.03 Interim Expenses, Transfers and Withdrawals.

On any Business Day occurring at least one day before a Determination Date, the Trustee shall make, or direct the Agreed Bank in writing to make, without duplication, the following deposits, transfers and withdrawals for the following purposes to the extent any cash is on deposit in the relevant Accounts:

(a) in no priority inter se, transfer from the Collections Account–Rental Proceeds such funds (to the extent of funds on deposit therein) from time to time (but in no event on less than two (2) Business Days’ prior written notice to the Trustee by the Manager (unless such two (2) Business Days’ notice requirement is waived by the Trustee)): (i) to the Manager’s Reserve Account, only to the extent that such funds are to be applied to pay documented expenses of the Trust, its subsidiaries, relating to the Properties (including the management thereof) and/or the Manager relating to its role as such (including reimbursement of expenses of the Manager pursuant to the Management Agreement) (but subject to the proviso in Section 5.02(g)) that become due and payable before the related Distribution Date and for the payment of which there are insufficient funds in the Manager’s Reserve Account; (ii) to the Trustee’s Reserve Account, only to the extent that such funds are to be applied to pay documented administrative expenses of the Trustee relating to its role as such that become due and payable before such Distribution Date and for the payment of which there are insufficient funds in the Trustee’s Reserve Account; provided that the aggregate Balance of the Manager’s Reserve Account and the Trustee’s Reserve Account shall not exceed the Reserve Amount without prior approval of the Majority Certificateholders; and (iii) to the Indebtedness Payment Account, only to the extent that such funds are to be applied to pay documented due and payable amounts in respect of Permitted Indebtedness before such Distribution Date and for the payment of which there are insufficient funds in the Indebtedness Payment Account;

(b) transfer from the Collections Account–Sales Proceeds such funds (to the extent of funds on deposit therein) from time to time (but in no event on less than two (2) Business Days’ prior written notice to the Trustee (unless such two (2) Business Days’ notice requirement is waived by the Trustee)) to the Post-Closing Reserve Account, in each case only to the extent that such funds are to be applied to discharge Post-Closing Liabilities that become due and payable before the related Distribution Date and for the payment of which there are insufficient funds in the Post-Closing Reserve Account;

(c) if all Properties have been sold, in Agreed Sales and/or Strategic Disposition Transactions, withdraw from the Manager’s Reserve Account the Balance therein to the extent it exceeds the portion of the Projected Winddown Amount allocated to such Account in the related Distribution Date Schedule, which excess amount shall be transferred to the Collections Account—Rental Proceeds;

(d) if all Properties have been sold, in Agreed Sales and/or Strategic Disposition Transactions, and subject to the last two sentences of Section 5.02(f), withdraw from the Trustee’s Reserve Account the Balance therein to the extent it exceeds the portion of the Projected Winddown Amount allocated to such Account in the related Distribution Date Schedule, which excess amount shall be transferred to the Collections Account—Rental Proceeds; and

(e) withdraw funds from the Post-Closing Reserve Account for payment of applicable Post-Closing Liabilities.

Section 5.04 Calculations.

(a) As soon as reasonably practicable after each Determination Date, but in no event later than 12:00 p.m. (New York time) on the third (3rd) Business Day prior to the immediately succeeding Distribution Date, the Trustee shall, based on information known to it or provided to it by the Manager or any other relevant party, calculate, in consultation with the Manager: (x) the amount of Collections received during the Collection Period ending on such Determination Date; (y) the amount of Sales Proceeds received during the Collection Period ending on such Determination Date; and (z) the following amounts (taking into account any transfers or withdrawals made pursuant to Section 5.03):

(i) the Balances in the Accounts on such Determination Date;

(ii) the Post-Closing Reserve amount and any amounts to be transferred to the Post-Closing Reserve Account on such Distribution Date pursuant to Section 5.05(c)(iii);

(iii) the amounts to be transferred on such Distribution Date pursuant to Section 5.05(a) and the amounts to be distributed to Certificateholders on such Distribution Date pursuant to Section 5.05(b)(vii) and Section 5.05(c)(iv);

(iv) all other amounts required to be reported in the Monthly / Quarterly Report and not included on the Distribution Date Schedule to be provided pursuant to Section 5.04(b) for such Collection Period;

(v) any other information, determinations and calculations reasonably required in order to give effect to the terms of this Agreement and the other Trust Transaction Documentation, including the preparation of the Monthly / Quarterly Report; and

(vi) if all Properties have been sold, in Agreed Sales and/or Strategic Disposition Transactions, the Projected Winddown Amount.

(b) Application of the Amounts. Not later than 12:00 p.m. (New York time) two (2) Business Days prior to each Distribution Date, the Trustee shall prepare a schedule, in consultation with the Manager (the “Distribution Date Schedule”) setting forth the payments, transfers, deposits and distributions to be made pursuant to Sections 5.05(a), (b), (c) or (d), as applicable, setting forth the amount to be applied to such distributions on such Distribution Date, if any, with respect to the Certificates in the aggregate, all in accordance with Sections 5.05(b) or (c), as applicable. If the Trustee shall not have received any information required to prepare the Distribution Date Schedule by the second Business Day preceding any Distribution Date, such Distribution Date shall be deferred until the third Business Day after such information is received by the Trustee.

(c) Notwithstanding anything contained in this Trust Agreement or in any Trust Transaction Documentation to the contrary, the Trustee: (i) shall not have any liability in respect of any losses, damages, penalties or tax obligations incurred in connection with any Account to the extent the same is based upon the Trustee’s failure to timely receive information or its receipt of incorrect information and the Trustee did not have actual knowledge that such information was incorrect; and (ii) shall not have any responsibility or obligation to adjust, amend or modify any tax reporting to the extent already produced (or to the extent based upon tax reporting already produced) if such tax reporting was based upon information possessed by the Trustee at the time such tax reporting was prepared.

Section 5.05 Distribution Date Distributions.

(a) Deposits, Transfer and Withdrawals. On each Distribution Date, before making the distributions described in clauses (b) and (c) below, the Trustee shall direct the Agreed Bank to, in accordance with the Distribution Date Schedule: (i) first, transfer from the Post-Closing Reserve Account to the Collections Account–Sales Proceeds the amount pursuant to Section 5.02(h)(ii) (reflecting any remaining Post-Closing Reserves in respect of Post-Closing Liabilities that have otherwise been extinguished or settled); (ii) second, transfer from the Collections Account—Rental Proceeds to the Distribution Account—Rental Proceeds the Collections for the related Collection Period; and (iii) third, transfer from the Collections Account—Sales Proceeds to the Distribution Account—Sales Proceeds the Sales Proceeds for the related Collection Period.

(b) Rental Proceeds Distributions. On each Distribution Date, after the withdrawals and transfers provided for in clause (a) have been made, the Trustee shall distribute from the Distribution Account–Rental Proceeds, or direct the Agreed Bank in writing to do the same, in each case in accordance with the Distribution Date Schedule, the Collections for the related Collection Period in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full. All payments of Collections to be made to or for the account of Certificateholders pursuant to this Section 5.05(b) shall be made through a direct transfer of funds from the Distributions Account–Rental Proceeds:

(i) taxes and filing fees (including any registered office and government fees) owed by the Trust as determined by, or after consultation with, an independent accountant, the Manager or another duly appointed agent of the Trust or Trustee;

(ii) Trustee’s fees and administrative expenses (presently due and unpaid);

(iii) any and all accrued and unpaid fees of the Manager;

(iv) in no order of priority inter se, but pro rata, any and all accrued and unpaid and documented expenses of the Manager under the Management Agreement and all accrued and unpaid and documented fees and expenses (all such invoices to be delivered to the Trustee with a copy to the Manager) of any Financial Advisor, the Auditor, the Real Estate Brokers, legal counsel, or any other third party engaged by the Trustee and/or the Manager (pursuant to the Management Agreement), as applicable, in each case in accordance with the applicable engagement letter or schedule of fees and as approved by the Trustee and/or the Manager, as applicable;

(v) to the Indebtedness Payment Account, any and all interest, principal, premium and other amounts then due and payable or that will are expected to become due and payable before the next Distributions Date in respect of Permitted Indebtedness (other than any repayments in connection with any Agreed Sale of one or more Properties or any Strategic Disposition Transaction);

(vi) in no order of priority inter se: (A) to the Manager’s Reserve Account an amount such that the Balance on deposit therein equals: (1) so long as the Trust directly or indirectly owns any Properties, $10.0 million; or (2) if the last Property has been sold in an Agreed Sale or Strategic Disposition Transaction, (subject to Section 6.09(a)) that portion of the Projected Winddown Amount attributable to expenses of the Trust, its subsidiaries, the Properties and the management thereof; and (B) to the Trustee’s Reserve Account an amount such that the Balance on deposit therein equals: (1) so long as the Trust directly or indirectly owns any Properties, $15.0 million; or (2) if the last Property has been sold in an Agreed Sale or Strategic Disposition Transaction, that portion of the Projected Winddown Amount attributable to administrative expenses of the Trustee relating to its role as such or such greater amount as required by the last two sentences of Section 5.02(f); provided that no such amounts shall be transferred to the Manager’s Reserve Account or the Trustee’s Reserve Account to the extent that the aggregate balance therein would exceed the Reserve Amount; and

(vii) pro rata, a distribution shall be made equal to all remaining amounts of the Collections, until the Trust has been dissolved and the Final Distribution has been made, to the Certificateholders as of the Record Date immediately preceding the applicable Distribution Date.

(c) Sales Proceeds Distributions. On each Distribution Date, after the withdrawals and transfers provided for in clause (a) have been made, the Trustee shall distribute from the Distribution Account–Sales Proceeds, or direct the Agreed Bank in writing to do the same, in each case in accordance with the Distribution Date Schedule, the Sales Proceeds for the related Collection Period in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full. All payments of the Sales Proceeds to be made to or for the account of Certificateholders pursuant to this Section 5.05(c) shall be made through a direct transfer of funds to the Distributions Account–Sales Proceeds:

(i) to the Manager, any fees (including brokers fees), commissions or other amounts then due and payable under the Management Agreement in connection with an Agreed Sale or Strategic Disposition Transaction;

(ii) to the extent not otherwise paid in full pursuant to clause (i) above or as a result of the distribution of amounts in the Distributions Account–Rental Proceeds, as provided for in the foregoing, Section 5.05(b), to:

(A) taxes and filing fees (including any registered office and government fees) owed by the Trust as determined by, or after consultation with, an independent accountant, the Manager or another duly appointed agent of the Trust or Trustee;

(B) Trustee’s fees and administrative expenses (presently due and unpaid);

(C) any and all accrued and unpaid fees of the Manager;

(D) in no order of priority inter se, but pro rata, any and all accrued and unpaid and documented expenses of the Manager under the Management Agreement and all accrued and unpaid and documented fees and expenses (all such invoices to be delivered to the Trustee with a copy to the Manager) of any Financial Advisor, the Auditor, the Real Estate Brokers, legal counsel, or any other third party engaged by the Trustee and/or the Manager (pursuant to the Management Agreement), as applicable, in each case in accordance with the applicable engagement letter or schedule of fees and as approved by the Trustee and/or the Manager, as applicable;

(E) to the Indebtedness Payment Account, any and all interest, principal, premium and other amounts then due and payable or that will become due and payable before the next Distributions Date in respect of Permitted Indebtedness;

(F) in no order of priority inter se: (I) to the Manager’s Reserve Account an amount such that the Balance on deposit therein equals (subject to Section 6.09(a)): (aa) so long as the Trust directly or indirectly owns any Properties, $10.0 million; or (bb) if the last Property has been sold in an Agreed Sale or Strategic Disposition Transaction, that portion of the Projected Winddown Amount attributable to expenses of the Trust, its subsidiaries and/or the Properties; and (II) to the Trustee’s Reserve Account an amount such that the Balance on deposit therein equals: (aa) so long as the Trust directly or indirectly owns any Properties, $15.0 million; or (bb) if the last Property has been sold in an Agreed Sale or Strategic Disposition Transaction, that portion of the Projected Winddown Amount attributable to administrative expenses of the Trustee relating to its role as such or such greater amount as required by the last two sentences of Section 5.02(f); provided that no such amounts shall be transferred to the Manager’s Reserve Account or the Trustee’s Reserve Account to the extent that the aggregate balance therein would exceed the Reserve Amount; and

(iii) to the Post-Closing Reserve Account the amount, if any, by which the Post-Closing Liabilities projected to become due and payable before the next Distribution Date exceed the amount on deposit in the Post-Closing Reserve Account; and

(iv) pro rata, a distribution equal to all remaining amounts of the Sales Proceeds, until the Trust has been dissolved and the Final Distribution has been made, to the Certificateholders as of the Record Date immediately preceding the applicable Distribution Date.

(d) Indebtedness Proceeds Distributions. On each Distribution Date, the Trustee shall distribute pro rata to the Certificateholders from the Distribution Account—Indebtedness Proceeds, or direct the Agreed Bank in writing to distribute, the net proceeds of Permitted Indebtedness, if any, received and deposited into the Distribution Account—Indebtedness Proceeds during the related Collection Period.

Section 5.06 Final Distribution. If the Final Distribution has not been made on the date on which the Trust is dissolved pursuant to Section 10.02, then the Trustee shall make the Final Distribution on such date immediately before such dissolution.

ARTICLE VI

COVENANTS

Section 6.01 Business Activities. The Trustee, on behalf of the Trust, shall not engage in any business or activity other than: (w) facilitating Agreed Sales of the Properties and Strategic Disposition Transactions; (x) incurring Permitted Indebtedness in the ordinary course of business of the Trust (or its subsidiaries) and in an aggregate principal amount of up to $5,000,000, or as otherwise approved by the Majority Certificateholders; (y) complying with the requirements of this Trust Agreement and the Management Agreement; and (z) entering into all contracts and engaging in all related activities incidental, complementary or ancillary thereto. Except to the extent otherwise set forth in this Trust Agreement, the Trustee shall have all powers necessary to conduct the following business and activities, whether directly or through the Manager or another agent:

(a) exercise its reasonable business judgment to direct and control the sale of the Trust Assets in accordance with this Trust Agreement and with applicable law as necessary to maximize distributions to Certificateholders;

(b) retain professionals to assist in performing duties under this Trust Agreement;

(c) maintain the books and records and accounts of the Trust;

(d) incur and pay necessary expenses in connection with the performance of duties under this Trust Agreement and the Management Agreement, including the reasonable fees and expenses of professionals retained by the Trustee and/or the Manager on behalf of the Trust;

(e) (i) administer the Trust’s tax obligations, including filing tax returns and paying tax obligations; (ii) monitor the U.S. federal income tax treatment of all or any portion of Collections and evaluate the potential consequences of such treatment for the Trust’s U.S. federal income tax classification; and (iii) take any lawful action (including, without limitation, causing the Trust to engage in a Permitted Intercompany Transaction) to avoid or mitigate tax consequences that might have an adverse effect on the U.S. federal income tax classification of the Trust or reduce the amount of distributions to Certificateholders;

(f) comply with and enforce the terms of the Retail Master Lease and the DC Master Lease; and

(g) perform other duties and functions that are consistent with the implementation of this Trust Agreement and the Management Agreement.

Section 6.02 Registration Rights and Resale Cooperation Agreement. The Trust shall enter into a registration rights and resale cooperation agreement with BidCo for the benefit of the Certificateholders in the form attached hereto as Exhibit E. The Trust shall do or cause to be done all things necessary to comply with its obligations under the registration rights and resale cooperation agreement.

Section 6.03 Existence. The Trust shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.

Section 6.04 Maintenance of Office or Agency. The Trust shall maintain each office or agency required hereunder where Certificates may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Trust in respect of the Certificates and this Trust Agreement may be served. The Trust shall give prompt written notice to the Certificateholders of the location, and any change in the location, of any such office or agency. If at any time the Trust shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and in accordance with Section 7.09, the Trust hereby designates the Corporate Trust Office of the Trustee as one such office or agency.

Section 6.05 Payment of Taxes. The Trust shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes levied or imposed upon the Trust or for which it is otherwise liable, or upon the income, profits or property of the Trust; provided, however, that the Trust shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of the Trustee), are being maintained in accordance with GAAP or where the failure to effect such payment shall not be adverse in any material respect to the Certificateholders.

Section 6.06 Statements to Certificateholders; Reports.

(a) Distribution Date Schedule. Promptly after preparing the most recent Distribution Date Schedule (but in any case no later than on the second (2nd) Business Day after preparation thereof), the Trustee shall cause such document to be posted on the Investor Website for access by the Certificateholders.

(b) Monthly / Quarterly Reports. From and after the effectiveness of a registration statement filed by the Trust on Form 10-Q with the U.S. Securities and Exchange Commission (the “Commission”), the Trustee, on behalf of the Trust, shall furnish to the Certificateholders through the Investor Website and DTC, not less often than monthly, the Monthly / Quarterly Report prepared by the Manager.

(c) SEC Reports.

(i) Whether or not required by the Commission’s rules and regulations, so long as any Certificates are outstanding, the Trustee will file or cause to be filed with the Commission (via the EDGAR system), within the time periods (including any extensions thereof) specified in the Commission’s rules and regulations:

(A) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Trust were required to file such reports; and

(B) all current reports that would be required to be filed with the Commission on Form 8-K if the Trust were required to file such reports.

(ii) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Trust’s consolidated financial statements by the Trust’s independent registered public accounting firm.

(iii) The Trust will continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Trust agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Trust’s filings for any reason, the Trust will cause the reports referred to in the preceding paragraph to be posted on the Trust’s behalf on the Investor Website, for access by the Certificateholders within the time periods that would apply if the Trust were required to file those reports with the Commission.

(d) Earnings Report; Conference Call. No later than forty-five (45) days following the end of each fiscal quarter (or no later than seventy-five (75) days following the end of each fiscal year) of the Trust, the Trust shall hold a conference call for Certificateholders, to discuss such reports (including a customary Q&A session). No later than one (1) Business Day prior to such conference call, the Trust shall issue a customary press release announcing the Trust’s financial and operating results for the relevant period and announcing the time and date and either including information necessary to access the conference call or directing Certificateholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Trust to obtain such information .

(e) Additional Reports. Within sixty (60) days after the end of each calendar year, the Trustee shall furnish to the Certificateholders, through the Investor Website and DTC, a statement prepared by the Trustee containing the sum of the distributions (as applicable) described in the Distribution Date Schedules, the Monthly / Quarterly Reports with respect to the Certificates for such calendar year and such other items requested by a Certificateholder as are reasonably available to the Trustee (in consultation with the Manager to the extent necessary).

(f) Schedule III. Promptly upon receipt thereof (but in any case no later than on the second (2nd) Business Day after receipt), the Trustee shall cause the most up-to-date Schedule III to be posted on the Investor Website.

(g) Compliance Certificate. The Trustee, on behalf of the Trust, shall furnish to the Certificateholders through the Investor Website and DTC, not less often than annually, a certificate from a Responsible Officer of the Trustee as to his or her knowledge of the Trust’s compliance with all conditions and covenants of the Trustee under this Trust Agreement (it being understood that for purposes of this paragraph (g), such compliance shall be determined without regard to any grace period or requirement of notice provided under this Trust Agreement).

(h) Annual Budget. Promptly upon receipt of the most recent Annual Budget or any update thereto (but in any case no later than on the second (2nd) Business Day after receipt thereof), the Trustee shall cause the aggregate budgeted total expense amount stated in such Annual Budget to be disclosed in a filing with the Commission on Form 8-K.

(i) Investor Relations Website. The Trust shall maintain a public investor relations website (the “Investor Website”) and shall make each of the items described in the foregoing clauses (a) through (h) available thereon as well as any other data or information the Trustee is directed to make available (pursuant to the Management Agreement) including, without limitation, information that will assist prospective transferees in valuing the Certificates.

(j) Information Policy. The Trustee acknowledges, and agrees to notify the Manager, that the United States securities laws: (A) restrict the Trust, the Trustee and the Manager from communicating any material non-public information about the Trust, its subsidiaries and the Properties (“MNPI”) to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell Trust Interests or interests therein; (ii) prohibit selective disclosure of any MNPI, including, but not limited, to holders of Trust Interests; and (iii) restrict any Certificateholders who have received MNPI from purchasing or selling Trust Interests or interests therein. The Trustee shall comply, and direct the Manager to comply, with the United States securities laws in connection with all information about the Trust, its subsidiaries and the Properties. The Trustee shall not, and shall direct the Manager not to, disclose any MNPI to any Certificateholder or its Affiliate.

Section 6.07 DTC Letter of Representations. The Trust shall enter into the DTC Letter of Representations and fulfill its responsibilities thereunder.

Section 6.08 Further Instruments and Acts. The Trustee shall execute and deliver such further instruments and do such further acts as may be required by applicable law or may be reasonably necessary or proper or as the Majority Certificateholders may reasonably request to carry out more effectively the purpose of this Trust Agreement.

Section 6.09 Covenants of the Trustee.

(a) Reserve Amounts. The Trustee, on behalf of the Trust, hereby covenants and agrees that, without approval of the Majority Certificateholders: (i) the Balances held in the Manager’s Reserve Account and the Trustee’s Reserve Account shall not, in the aggregate, exceed the Reserve Amount; and (ii) the Balance held in the Manager’s Reserve Account shall not exceed $10,000,000.

(b) Sales Cooperation with Manager; Limitations on Sales. The Trustee shall, unless contrary to the express provisions of this Trust Agreement: (i) cooperate with the Manager with respect to the marketing and sale of any Trust Asset; (ii) cause the Trust to enter into any PSA pursuant to which one or more Retail Properties and/or DC Properties are to be sold; (iii) cooperate with the Manager to undertake, and undertake, all actions reasonably directed by the Manager to consummate any Agreed Sale pursuant to which one or more Retail Properties and/or DC Properties are to be sold, including, without limitation, causing the Trust to enter into Severed Leases; (iv) cooperate with the Manager to undertake, and undertake, all actions reasonably directed by the Manager to consummate any Strategic Disposition Transaction; and (v) cause the Trust to enter into such other documents and take such other actions reasonably directed by the Manager in connection therewith. The Trustee shall not sell any one or more Properties (directly or indirectly, including as part of a merger, acquisition, amalgamation, consolidation or similar transaction involving the Trust or one or more of its subsidiaries): (w) unless such sale constitutes: (A) an Agreed Sale; or (B) a Strategic Disposition Transaction that is approved by at least three (3) Certificateholders who are not Affiliates of one another and who constitute: (1) the Majority Certificateholders, if the consideration is equal to or more than the

Threshold Purchase Price; or (2) Supermajority Certificateholders, if the consideration is less than the Threshold Purchase Price; (x) for consideration other than cash, unless approved by the Majority Certificateholders; (y) at a purchase price that is less than the Threshold Purchase Price, unless approved by the Supermajority Certificateholders; and (z) after the Targeted Disposal Period, unless approved by the Majority Certificateholders. Any non-cash consideration paid to the Trust or the Certificateholders in connection with a Strategic Disposition Transaction shall consist of Stock, which shall be valued, for purposes of clauses (w) and (y) above, using the average VWAP for the twenty (20) Trading Days immediately preceding the date on which the merger agreement, purchase or sale agreement or similar document is entered into.

(c) Lease Cooperation with Manager. The Trustee shall use commercially reasonable efforts to assist the Manager (pursuant to the Management Agreement) in causing: (i) the Retail Tenant to comply with its obligations under the Retail Master Lease; and (ii) the DC Tenant to comply with its obligations under the DC Master Lease.

(d) Broker Opinion of Value. The Trustee shall use commercially reasonable efforts to assist the Manager (pursuant to the Management Agreement) in obtaining, on a quarterly basis, a broker’s opinion of value in customary form (“BOV”) for each Property that is a Trust Asset; provided, further, that if a Property is then subject to a PSA that has not been terminated by its terms at the time such new BOV is obtained, such Property shall not require a BOV until such time, if at all, that such PSA has been terminated and the applicable Property is still owned by the Trust.

(e) Communications. The Trustee shall communicate (through filings with the Commission, DTC and the Investor Website) with the Certificateholders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets.

(f) Internal Controls. The Trustee shall cause the Trust to retain any Financial Advisor, the Property Manager, the Real Estate Brokers, the Leasing Agent, Auditors, accountants, IT support and legal counsel, as applicable.

(g) Management Agreement. The Trustee shall cause the Trust to enter into the Management Agreement and to retain any legal counsel or other professional advisors, as requested by the Manager (pursuant to the Management Agreement) or required pursuant to the terms hereof.

(h) Permitted Indebtedness Cooperation with Manager. The Trustee shall: (i) cooperate with the Manager with respect to the negotiation, execution, consummation and incurrence of any Permitted Indebtedness and any agreements related thereto (including any engagement letters for any structuring agent, arranger, underwriter, initial purchaser or similar agent); (ii) cooperate with the Manager and/or any structuring agent, arranger, underwriter, initial purchaser or similar agent of any Permitted Indebtedness or order to obtain a rating of such Permitted Indebtedness; (iii) cooperate with the Manager and/or any such structuring agent, arranger, underwriter, initial purchaser or similar agent in preparing any offering memorandum, private placement memorandum, confidential information memorandum, investor presentations, lender presentations on similar materials, including by providing any information available to the Trustee regarding the Trust and/or the Trust Assets and reasonably requested by the Manager or such structuring agent, arranger, underwriter, initial purchaser or similar agent; and (iv) enter into such documents and take such other actions reasonably directed by the Manager in connection with the foregoing. No payments under such Permitted Indebtedness shall be made except in accordance with Section 5.05(b), and any and all proceeds of such Permitted Indebtedness shall be paid into the Distributions Account—Indebtedness Proceeds.

(i) Trust Counsel. The Trustee shall cause the Trust to initially retain Milbank LLP as primary counsel to the Trust and, thereafter, any replacement and any other legal counsel, in each case as directed by the Majority Certificateholders.

(j) Tenants and Sub-Tenants. The Trustee shall, and shall direct the Manager (pursuant to the Management Agreement) to: (i) solicit and maintain information that may be relevant in connection with Section 4.05, including by keeping an up-to-date (to the extent of its actual knowledge) list of all Tenants (including sub-tenants) on Schedule III and the Collections derived from each Tenant (including each sub-tenant); and (ii) take any action it reasonably deems necessary (which determinations may be based on the advice of accountants or other outside advisors to the Trust) to mitigate any adverse tax consequences to the Trust, the intended classification of the Trust for U.S. federal income tax purposes or the Trust Assets from any change in Tenant (including any sub-tenant). The Trustee shall direct the Manager (pursuant to the Management Agreement) (which may for this purpose rely on accountants or other outside advisors) to monitor and determine on a monthly basis the applicable Assignee/Subtenant Attributable Rent Percentage. If at any time the Assignee/Subtenant Attributable Rent Percentage for the preceding month is, or the Manager reasonably should expect that such percentage for the following month will be, greater than 3.5%, then, so long as the Assignee/Subtenant Attributable Rent Percentage is, or is expected to be, greater than 3.5%, the Trustee shall, or shall direct the Manager (pursuant to the Management Agreement) or another agent of the Trustee to, periodically, at reasonable intervals based on the overall facts, determine (which determination may be based on information and/or confirmations received from the Excepted Holders from time to time) whether any Excepted Holder Owns Relevant Equity Interests in any Tenant (including any subtenant) and, in such case, whether the Trust would be related to any such Tenant for purposes of Code section 856(d)(2)(B) such that rental income received by the Trust attributable to such Tenant would not be qualifying real property rents under Code section 7704(d)(3) and to determine the amount thereof. “Assignee/Subtenant Attributable Rent Percentage” means, with respect to any period, a percentage (1) the numerator of which is the aggregate of all rents payable to the Trust that is attributable to (A) any Tenant (other than a sub-tenant) that is not a Tenant as of the date hereof or (B) without duplication of any amounts covered in clause (A) above, any sub-tenant with respect to a sublease of any portion of any Property for such period, excluding, in either case, any Tenant that is a direct or indirect wholly-owned subsidiary of Copper Retail JV LLC and (2) the denominator of which is the aggregate rent payable by Tenants to the Trust for such period.

(k) Bloomberg. The Trustee shall use its reasonable best efforts to, directly or through the Manager (pursuant to the Management Agreement) or another agent (i) make a copy of this Trust Agreement available via Bloomberg and (ii) assist in having the CUSIP numbers posted to Bloomberg.

(l) OTC Quotation. Trustee shall use its reasonable best efforts to, directly or indirectly through the Manager (pursuant to the Management Agreement) or another agent, cause the Certificates to be quoted on an OTC market and shall thereafter use commercially reasonable efforts to maintain such quotation.

Section 6.10 Compliance with Laws. Any and all distributions by the Trust pursuant to this Trust Agreement shall be in compliance with applicable laws, including applicable federal and state tax and securities laws.

Section 6.11 Insurance. The Trustee shall direct the Manager, pursuant to the Management Agreement: (a) to maintain customary insurance coverage for the protection of the Trustee and any officers of the Trust (including officers of the Trust provided by the Manager pursuant to the Management Agreement) from and after the date hereof; and (b) to obtain insurance coverage with respect to the Trust Assets; in each case as is customary for similar property and recommended by its insurance consultants in light of the assets to be insured, the operations of the Trust and the role of the Trust, the Manager and the Trustee.

ARTICLE VII

THE TRUSTEE

Section 7.01 Certain Duties and Responsibilities; Delivery of Documents.

(a) (i) The Trustee undertakes to perform only such duties in respect of the Trust as are specifically set forth in this Trust Agreement or the Management Agreement; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Trust Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Trust Agreement. Notwithstanding anything else to the contrary in this Trust Agreement, whenever reference is made in this Trust Agreement to any discretionary action by, any consent, designation, determination, specification, requirement or approval of or satisfaction with, or other direction given or action to be undertaken by the Trustee, such provision shall refer to the Trustee exercising each of the foregoing at the direction of the Manager (pursuant to the Management Agreement) or the Certificateholders holding the requisite percentage of Trust Interests in respect of such action; provided that the foregoing shall not apply to the following: (i) whether any item or sum of money has been delivered to or received by the Trustee, any calculations related thereto (including any Distribution Date Schedules); (ii) the appointment of any sub-agent or attorney-in-fact by the Trustee; (iii) any matter pertaining to compliance by the Trustee with its internal policies, any law applicable to it, including without limitation, the PATRIOT Act or any matter relating to the reimbursement of fees or expenses of or indemnification of the Trustee and the Manager; (iv) the maintenance of the Register; and (v) any matter with respect to any fees payable to the Trustee for its own account or distributions to the accounts of Certificateholders; provided, further, that in each case, the Trustee may in its sole discretion elect to seek instructions of the Manager or the Majority Certificateholders for any discretionary act for which direction is not already provided for and the Trustee shall be fully justified in failing or refusing to take any such action if it shall not have received written (including in electronic form) instruction, advice or concurrence from the Manager or Certificateholders holding the requisite percentage of Trust Interests in respect of such action. The Trustee, to the extent not prohibited in this Trust Agreement or the Management Agreement, or in the absence of actual knowledge of bad faith, gross negligence, or willful misconduct on the part of the Manager, shall consent, designate, specify, approve or take any such other action as directed or requested to be undertaken by the Trustee upon the written instruction of the Manager (pursuant to the Management Agreement). The Trustee shall have no liability for following the written instruction of the Manager or the Certificateholders holding the requisite percentage of Trust Interests, unless doing so would amount to gross negligence, bad faith or willful misconduct by the Trustee.

(b) No provision of this Trust Agreement shall be construed to relieve the Trustee from liability for its own gross negligence, bad faith or willful misconduct, except that:

(i) this Subsection (b) shall not be construed to limit the effect of Subsection (a) of this Section 7.01; and

(ii) neither the Trustee nor any Responsible Officer shall be liable for any error of judgment made in good faith by such Person, unless it shall be proved that such Person was negligent in ascertaining the pertinent facts.

(c) Whether or not herein expressly so provided, every provision of this Trust Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

(d) The Trustee is hereby authorized and directed:

(i) to execute and deliver the Management Agreement on behalf of the Trust on or prior to the date of the initial issuance of the Certificates, in the form delivered to the Trustee and acceptable to the Trustee;

(ii) subject to the terms thereof, to perform its obligations thereunder (including with respect to any indemnification obligations of the Trust thereunder);

(iii) to authenticate and deliver the initial Certificates as set forth in Section 3.02(a). Except as expressly provided in this Trust Agreement, the Trustee shall not execute, authenticate or deliver additional Certificates;

(iv) to cause the Trust to engage UMB Bank National Association (“UMB”) to act as settlement agent for the Trust in connection with the issuance of Certificates hereunder; and

(v) to obtain a taxpayer identification number for the Trust and to prepare, execute and deliver on behalf of the Trust such documents as may be reasonably requested by UMB in order for UMB to comply with applicable know your customer laws, including an IRS Form W-9 for the Trust.

The Trust shall indemnify the Manager to the fullest extent required pursuant to the terms of the Management Agreement.

Section 7.02 Certain Rights of Trustee.

(a) The Trustee may rely and shall be protected in acting or refraining from acting in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request or direction of the Manager mentioned herein shall be sufficiently evidenced by a written request.

(c) Whenever in the administration of this Trust Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a written request or direction by the Manager.

(d) The Trustee may, at the expense of the Trust (subject to the limitations set forth in Section 7.13(a)), consult with counsel, accountants and other experts selected with reasonable care, and the advice or opinion of any such counsel, accountants or other experts shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts, unless such act or omission would constitute willful misconduct, bad faith or gross negligence by the Trustee.

(e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement at the Direction of any of the Certificateholders pursuant to this Trust Agreement, unless such Certificateholders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the cost, expenses and liabilities which might be incurred by it in compliance with such Direction.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document.

(g) The Trustee may execute any of the trusts or powers under this Trust Agreement or perform any duties under this Trust Agreement either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it under this Trust Agreement.

(h) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the Direction of the Majority Certificateholders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Trust Agreement.

(i) The Trustee shall not be required to expend or risk its own funds on behalf of the Trust, in the performance of any of its duties under this Trust Agreement, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(l) The Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Trustee shall not be personally liable under any circumstances and shall not be required to take any action if the Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law , except, in each case, for its own willful misconduct, bad faith or gross negligence.

(m) All funds deposited with the Trustee hereunder shall be held in non-interest bearing deposit accounts (including the Accounts) and shall not be invested.

(n) As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Certificateholders holding the requisite percentage of Trust Interests in respect of such action, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(o) Except as expressly provided in this Section 7.02, in accepting and performing the trusts hereby created, the Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement.

Section 7.03 Not Responsible for Recitals or Issuance of Certificates.

(a) Subject to Section 7.04 of this Trust Agreement, the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Trust Agreement or the due execution hereof by the other parties hereto (other than the Trustee), or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by such other parties (other than the Trustee), except that the Trustee hereby represents and warrants that each of this Trust Agreement, the Certificates and the other Trust Transaction Documentation to which it is a party has been, or will be, executed and delivered by one of its officers who is duly authorized to execute and deliver such document on its behalf.

(b) The Trustee shall at all times be a trust company or financial institution, organized and doing business under the laws of the United States or any state thereof, a substantial part of the business of which consists of exercising fiduciary powers similar to those permitted to national banks by the comptroller of the currency, and which is subject to supervision and examination by state or federal authority having supervision over banking institutions.

Section 7.04 Representations and Warranties of the Trustee. The Trustee hereby represents and warrants that:

(a) the Trustee is a limited liability company organized and existing and in good standing under the laws of the State of New Hampshire;

(b) the Trustee has full power, authority and legal right to execute and deliver this Trust Agreement, the Certificates and the other Trust Transaction Documentation to which it is or is to become a party, to perform its obligations thereunder and has taken all necessary action to authorize the execution and delivery by it of this Trust Agreement, the Certificates and the other Trust Transaction Documentation to which it is or is to become a party and to perform its obligations thereunder;

(c) the execution and delivery by the Trustee of this Trust Agreement, the Certificates and the other Trust Transaction Documentation to which it is or is to become a party and the performance of its obligations hereunder and thereunder: (i) will not violate any provision of any U.S. federal law or the law of the state of the United States where it is located governing the banking and trust powers of the Trustee or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to the Trustee or any of its assets; (ii) will not violate any provision of the articles of incorporation or by-laws of the Trustee; and (iii) will not violate any provision of, or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of, any lien on any properties included in the Trust Assets pursuant to the provisions of any mortgage, indenture, contract, agreement or other undertaking to which it is a party, which violation, default or lien could reasonably be expected to have an adverse effect on the Trustee’s performance or ability to perform its duties hereunder or thereunder or on the transactions contemplated herein or therein;

(d) the execution and delivery by the Trustee of this Trust Agreement, the Certificates and the other Trust Transaction Documentation to which it is or is to become a party and the performance of its obligations thereunder will not require the authorization, consent, or approval of, the giving of notice to, the filing or registration with, or the taking of any other action in respect of, any governmental authority or agency of the United States or the state of the United States where it is located regulating the banking and corporate trust activities of the Trustee; and

(e) this Trust Agreement, the Certificates and the other Trust Transaction Documentation to which it is or is to become a party have been, or will be, as applicable, duly executed and delivered by the Trustee and constitute, or will constitute, as applicable, the legal, valid and binding agreements of the Trustee, enforceable against it in accordance with their respective terms; provided, however, that enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity.

Section 7.05 Limitations on Trustee. The Trustee shall not be authorized at any time on behalf of the Trust or the Certificateholders (and shall not permit the Property Owners) to: (i) enter into or engage in any trade or business (other than the monitoring, management, and disposition of the Trust Assets, including as expressly set forth in the Management Agreement), and no part of the Trust Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trust in furtherance of any trade or business (other than as related to the foregoing); (ii) reinvest any Trust Assets; or (iii) take any action, in each case, that would preclude treating the Trust as a “grantor trust” for U.S. federal income tax purposes or would cause the Trust to be treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. Notwithstanding anything in this Trust Agreement to the contrary, the Trustee shall not be liable for taking any action that is deemed or determined to have been not authorized by Section 7.05(iii) unless the taking of such action would constitute gross negligence, bad faith or willful misconduct.

Section 7.06 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee of the Trust pursuant to this Article VII shall become effective until the acceptance of appointment by the successor Trustee under Section 7.07.

(b) The Trustee may resign at any time as Trustee of the Trust by giving prior written notice thereof to the Certificateholders and the Manager. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Certificateholders and the Manager and the resigning Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time and for any reason as Trustee of the Trust by Direction of the Majority Certificateholders delivered to the Trustee and to the Manager.

(d) Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

(e) The Agreed Bank, the Auditor, any Financial Advisor, the Real Estate Brokers, the Property Manager, the Leasing Agents, accountants, IT support and legal counsel shall be removed by the Trustee at any time and for any reason by Direction of the Majority Certificateholders delivered to the Trustee and to the Manager, provided that the Trustee shall, within thirty (30) days after receipt of such Direction, appoint a replacement Auditor, Financial Advisor, Real Estate Brokers, Property Manager, Leasing Agent, accountants, IT support and/or legal counsel, as applicable, specified by the Majority Certificateholders in such Direction or, if no such replacement is specified in such Direction, use its reasonable best efforts to identify, together with the Manager, a suitable replacement and (in the case of the Agreed Bank, the Auditor, the Financial Advisor, the Leasing Agent and the Property Manager) propose such replacement to the Certificateholders for approval. The Trustee shall not agree to or approve payment of any additional consideration or reimbursement of expenses to an Affiliate of the Manager (including for any Services to be performed by such Affiliate pursuant to the Management Agreement), unless the Majority Certificateholders have approved such consideration and expenses to be paid to such Affiliate. The Trustee shall not terminate the Management Agreement without the approval of the Majority Certificateholders if such termination would trigger an obligation of the Trust to pay a termination fee to the Manager.

(f) If at any time in respect of the Trust:

(i) the Trustee shall cease to be eligible under Section 7.14 and shall fail to resign after written request therefor by any Certificateholder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, any Certificateholder who has been a bona fide Certificateholder for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee of the Trust.

(g) If a Responsible Officer of the Trustee shall obtain actual knowledge of an Avoidable Tax in respect of the Trust which has been or is likely to be asserted, the Trustee shall promptly notify the Certificateholders and the Manager and shall, within thirty (30) days of such notification, either relocate the administration of the Trust to another jurisdiction as described in the definition of “Avoidable Tax” or resign as Trustee of the Trust. Provided that there is a corporation in a jurisdiction where there are no Avoidable Taxes that is willing to act as Trustee and is eligible under Section 7.14, the existing Trustee shall promptly resign and appoint a temporary successor Trustee of the Trust in a jurisdiction where there are no Avoidable Taxes; provided that if no such successor shall be appointed, the Majority Certificateholders shall appoint a temporary successor Trustee. If, within one hundred eighty (180) days after such temporary appointment, the Majority Certificateholders have not appointed an alternative Trustee, such temporary successor Trustee shall become the permanent successor Trustee. As used herein, an “Avoidable Tax” in respect of the Trust means a state or local tax: (i) upon: (A) the Trust; (B) the Trust Assets of the Trust; (C) Certificateholders of the Trust; or (D) the Trustee for which the Trustee is entitled to seek reimbursement from the Trust Assets of the Trust; and (ii) which would be avoided if the Trust were administered in a different jurisdiction in the United States or if the Trustee were located in another state, or jurisdiction within a state, within the United States. If no successor Trustee shall have been so appointed as provided above and accepted appointment in the manner hereinafter provided, the resigning Trustee or any Certificateholder who has been a bona fide Certificateholder for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(h) If the Trustee shall resign, be removed or become incapable of acting as Trustee of the Trust or if a vacancy shall occur in the office of the Trustee of the Trust for any cause, the existing Trustee shall promptly appoint a temporary successor Trustee; provided that if no such successor shall be appointed, the Majority Certificateholders shall appoint a temporary successor Trustee. If, within one hundred eighty (180) days after such resignation, removal or incapability, or other occurrence of such vacancy, the Majority Certificateholders have not appointed an alternative Trustee, such temporary successor Trustee shall become the permanent successor Trustee. If no successor Trustee shall have been so appointed as provided above and accepted appointment in the manner hereinafter provided, the resigning Trustee or any Certificateholder who has been a bona fide Certificateholder for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(i) The successor Trustee shall give notice of the resignation and removal of the Trustee and appointment of the successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Certificateholders as their names and addresses appear in the Register. Each notice shall include the name of such successor Trustee and the address of its Corporate Trust Office.

Section 7.07 Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall execute and deliver to the Manager, the Certificateholders and to the retiring Trustee with respect to the Trust an instrument evidencing and accepting such appointment, and thereupon the resignation or removal of the retiring Trustee with respect to the Trust shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, obligations and duties of the retiring Trustee with respect to the Trust; but, upon the request of the successor Trustee, such retiring Trustee shall execute and deliver an instrument transferring to such successor Trustee all such rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all Trust Assets held by such retiring Trustee in respect of the Trust (subject nevertheless to its lien, if any, provided for in Section 7.13) and all books and records, or true, correct and complete copies thereof, held by such retiring Trustee in respect of the Trust. Upon request of any such successor Trustee, the retiring Trustee and such successor Trustee shall execute and deliver any and all instruments containing such provisions as shall be necessary or desirable to transfer and confirm to, and for more fully and certainly vesting in, such successor Trustee all such rights, powers and trusts.

If a successor Trustee is appointed with respect to the Trust, each of the predecessor Trustee and the successor Trustee shall execute and deliver a supplemental agreement hereto which shall add to or change any of the provisions of this Trust Agreement as shall be necessary to provide for or facilitate the administration of the Trust hereunder by such successor Trustee.

No institution shall accept its appointment as a successor Trustee hereunder unless at the time of such acceptance such institution shall be qualified and eligible under this Article VII.

Section 7.08 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Certificates shall have been executed or authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such execution or authentication and deliver the Certificates so executed or authenticated with the same effect as if such successor Trustee had itself executed or authenticated such Certificates.

Section 7.09 Maintenance of Agencies.

(a) With respect to the Certificates, there shall at all times be maintained an office or agency in the location set forth in Section 10.05 or at such other location as may be specified where Certificates may be presented or surrendered for registration of transfer or for exchange, and for payment thereof, and where notices and demands to or upon the Trustee in respect of such Certificates or this Trust Agreement may be served; provided that, if it shall be necessary that the Trustee maintain an office or agency in another location with respect to the Certificates (e.g., the Certificates shall be represented by Definitive Certificates and shall be listed on a national securities exchange), the Trustee will make all reasonable efforts to establish such an office or agency. Written notice of the location of each such other office or agency and of any change of location thereof shall be given by the Trustee to the Manager and the Certificateholders. In the event that no such office or agency shall be maintained or no such notice of location or of change of location shall be given, presentations and demands may be made and notices may be served at the Corporate Trust Office of the Trustee.

(b) There shall at all times be a Registrar and a Paying Agent hereunder with respect to the Certificates. Each such Authorized Agent shall be a bank, trust company or other financial institution organized and doing business under the laws of the United States or any state thereof, with a combined capital and surplus of at least the minimum amount that would be required by the Trust Indenture Act if the Trust Indenture Act were applicable, and shall be authorized under such laws to exercise corporate trust powers, subject to supervision by federal or state authorities. The Trustee shall initially be the Paying Agent and, as provided in Section 4.04, Registrar hereunder with respect to the Certificates. Each Registrar other than the Trustee shall furnish to the Trustee, at stated intervals of not more than six months, and at such other times as the Trustee may request in writing, a copy of the Register maintained by such Registrar.

(c) Any corporation, bank or trust company into which any Authorized Agent may be merged or converted or with which it may be consolidated, or any corporation, bank or trust company resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation, bank or trust company succeeding to the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent, if such successor is otherwise eligible under this Section 7.09, without the execution or filing of any paper or any further act on the part of the parties hereto or such Authorized Agent or such successor.

(d) Any Authorized Agent may at any time resign by giving written notice of resignation to the Trustee and the Certificateholders. The Trustee may at any time terminate the agency of any Authorized Agent by giving written notice of termination to such Authorized Agent, subject to the terms of any agreement with such Authorized Agent. Upon the resignation or termination of an Authorized Agent or in case at any time any such Authorized Agent shall cease to be eligible under this Section 7.09 (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed), the Trustee shall, on behalf of the Trust, promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent which has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 7.09. The Trustee shall give or cause to be given written notice of any such appointment to all Certificateholders as their names and addresses appear on the Register and post such notice to the Investor Website.

(e) The Trust agrees to pay, or cause to be paid, in accordance with Section 5.05 from time to time to each Authorized Agent such compensation for its services as the Trustee, on behalf of the Trust, may agree in writing from time to time and to reimburse it for its reasonable expenses.

Section 7.10 Certain Estimates as to the Trust Assets. As soon as reasonably practicable after the Trust Assets are transferred to the Trust, the Manager shall make a good faith aggregate valuation of the Trust Assets as of the date of such transfer, and the Trustee, on behalf of the Trust, shall disclose such aggregate valuation in a filing with the Commission on Form 8-K. Such valuation shall be used consistently by the Trustee, the Certificateholders and the beneficial owners of the Trust Interests for all federal and applicable state, local and other income tax purposes. In connection with the preparation of such valuation and any other valuation of the Trust Assets required under this Trust Agreement, the Trustee shall be authorized, in accordance with the Management Agreement, to direct the Manager to select and retain, or cause to be selected and retained, agents, advisors or other professionals with appropriate applicable experience and qualifications, at the expense of the Trust, to assist in determining estimates as to the value of the Trust Assets.

Section 7.11 Filing Requirements. Unless otherwise required by applicable law, the Trustee shall file, or cause to be filed, tax returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and any other applicable laws or regulations with the beneficial owners of the Trust Interests treated as the grantors of the Trust for U.S. federal income tax purposes in respect of their beneficial interests in the Certificates. In addition, the Trustee shall file, or cause to be filed, in a timely manner such other tax returns as are required by applicable law to be filed by the Trust (including, if any, with respect to the Property Owners) and pay, or cause to be paid, any taxes shown as due thereon. The Trustee may withhold from amounts distributable or allocable to any Person any and all amounts, determined in the Trustee’s sole, reasonable discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement. Any amounts withheld and paid to a taxing authority on behalf of or with respect to a Certificateholder shall be treated as having been distributed to such Certificateholder for all purpose of this Trust Agreement. The tax returns filed by the Trustee shall report all Trust earnings for the taxable year being reported. The Trustee shall use commercially reasonable efforts to deliver to the Certificateholders (i) no later than forty-five (45) days after the end of each taxable year, a draft statement setting forth estimates of income, deductions, gain, or loss of the Trust for such taxable year and (ii) no later than ninety (90) days after the end of each taxable year, a final statement setting forth income, deductions, gain, or loss of the Trust for such taxable year, and the beneficial owners of the Trust Interests shall file income tax returns consistent with such statements. The “taxable year” of the Trust shall be the “calendar year” as those terms are defined in Section 441 of the Code.

Section 7.12 Money Held in Trust. Money held by the Trustee or the Paying Agent in trust under this Trust Agreement need not be segregated from other funds except to the extent required herein or by law and neither the Trustee nor the Paying Agent shall have any liability for interest upon any such moneys except as provided for herein.

Section 7.13 Compensation and Reimbursement. The Trust shall, subject to Section 5.05:

(a) pay, or cause to be paid, to the Trustee (in its individual capacity), from time to time such compensation for all services rendered by it hereunder as separately set forth in one or more fee letters between the Trustee (in its individual capacity) and BidCo (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and the Trust shall reimburse the Trustee for all reasonable and documented expenses incurred in serving as Trustee hereunder, including the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the Trustee may employ in connection with the exercise and performance of its rights and its duties hereunder; provided, however, that such amounts incurred by Trustee in its individual capacity and not on behalf of the Trust (together with any expenses or other reimbursements under Section 7.02(d)) shall not exceed $50,000 in the aggregate during any calendar year (the “Expense Cap”); provided, however, that, notwithstanding anything to the contrary in this Trust Agreement, the Expense Cap shall not apply to: (i) any fees, expenses or disbursements of legal counsel to the Trustee incurred prior to January 1, 2021 in an amount up to $100,000; or (ii) any fees payable to the Trustee pursuant to the fee letter referred to above;

(b) indemnify, defend and hold harmless the Trustee (solely in its individual capacity ) and any of the officers, directors and employees of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes (other than any tax attributable to the Trustee’s compensation for serving as such) and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons in connection with the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby, including any Expenses of: (i) defending itself against any claim or liability in connection with the exercise or performance of any of the Trustee’s powers or duties hereunder; or (ii) contesting the imposition of any such tax, except in each case for any such loss, liability, tax, cost or expense incurred by reason of the Trustee’s breach of its representations and warranties set forth in Section 7.04; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses or reimburse any reimbursements which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) The Trustee shall be entitled to reimbursement from, and shall have a lien prior to the Certificates upon, all property and funds held or collected by the Trustee in its capacity as Trustee with respect to the Trust for any tax incurred without gross negligence, bad faith or willful misconduct, on its part, arising out of or in connection with the acceptance or administration of the Trust (other than any tax attributable to the Trustee’s compensation for serving as such), including any reasonable and documented, out-of-pocket costs and expenses incurred in contesting the imposition of any such tax. If the Trustee reimburses itself from the Trust Assets of the Trust for any such tax, it will mail a brief report within thirty (30) days setting forth the amount of such tax and the circumstances thereof to all Certificateholders as their names and addresses appear in the Register.

(d) The obligations of the Trust under this Section 7.13 shall survive the resignation or removal of the Trustee and shall survive the termination of this Trust Agreement and/or the Trust.

Section 7.14 Corporate Trustee Required; Eligibility.

(a) The Trust shall at all times have a Trustee which shall be a bank, trust company or other financial institution organized and doing business under the laws of the United States or any state thereof, shall be eligible to act as a trustee under Section 310(a) of the Trust Indenture Act and shall have a combined capital and surplus of at least the minimum amount that would be required by the Trust Indenture Act if the Trust Indenture Act were applicable. If such bank, trust company or other financial institution or such corporation publishes reports of conditions at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 7.14 the combined capital and surplus of such bank, trust company or other financial institution or such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published.

(b) In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.14 to act as Trustee of the Trust, the Trustee shall resign immediately as Trustee of the Trust in the manner and with the effect specified in Section 7.06. If the Trustee has or shall acquire a conflicting interest, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, this Trust Agreement.

ARTICLE VIII

CERTIFICATEHOLDERS

Section 8.01 Identification and Addresses of Certificateholders. The Trustee will maintain a list of the names and addresses of the Certificateholders for so long as the Trustee is the sole Registrar for such Certificates.

Section 8.02 Certificateholders May Not Bring Suit Except Under Certain Conditions. A Certificateholder shall not have the right to institute any suit, action or proceeding at law or in equity or otherwise with respect to this Trust Agreement or the Certificates or otherwise, or for the appointment of a receiver or for the enforcement of any other remedy under this Trust Agreement or the Certificates or otherwise, unless:

(a) Certificateholders holding Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Interests shall have requested the Trustee in writing to institute such suit, action or proceeding and shall have offered to the Trustee indemnity as provided in Section 7.02(e);

(b) the Trustee shall have refused or neglected to institute any such suit, action or proceeding for thirty (30) days after receipt of such notice, request and offer of indemnity; and

(c) no Direction inconsistent with such written request shall have been given to the Trustee during such 30-day period by the Majority Certificateholders.

Except to the extent provided herein or otherwise in the Trust Transaction Documentation, it is understood and intended that no one or more of the Certificateholders shall have any right in any manner whatsoever hereunder or under the Certificates to: (i) surrender, impair, waive, affect, disturb or prejudice any property in the Trust Assets of the Trust, or the rights of the Certificateholders; (ii) obtain or seek to obtain priority over or preference with respect to any other Certificateholder; or (iii) enforce any right under this Trust Agreement or under the Certificates, except in the manner provided in this Trust Agreement and for the equal, ratable and common benefit of all the Certificateholders.

Section 8.03 Acknowledgment With Respect to the Manager. By accepting a Certificate, each Certificateholder agrees that: (i) the Manager’s sole relationship with the Trust is a contractual relationship governed by the Management Agreement as an independent contractor; (ii) no Certificateholder shall be a third-party beneficiary of the Management Agreement; (iii) neither the Manager nor any of its Affiliates has any duties, obligations or responsibilities towards Certificateholders or, except for obligations expressly set forth in the Management Agreement to the Trust, and in no event shall the Manager or any Manager Parties (as defined in the Management Agreement) be a fiduciary or have any fiduciary or similar duties to any Certificateholder or the Trust; (iv) with respect to any claims or proceedings brought by a Certificateholder or the Trust against the Manager, the Manager shall be afforded all of the rights, protections (including limitations on liability), exculpations, immunities and indemnities afforded to the Manager pursuant to the terms of the Management Agreement (as attached hereto in Exhibit G and as may be amended from time to time), mutatis mutandis, as if such rights, protections, exculpations, immunities and indemnities were set forth herein; and (v) neither the Manager nor any of the Manager Parties shall have any liability or obligation to any Certificateholder or holder of Trust Interests for any acts or omissions under the Management Agreement or otherwise. For purposes of this Section 8.03, references to Certificateholders shall be deemed to include holders of Trust Interests. The acknowledgements and agreements under this Section 8.03 are for the benefit of the Manager and the Manager Parties and shall survive the resignation, removal or termination of the Manager pursuant to the Management Agreement and shall survive the termination or expiration of the Management Agreement and/or this Trust Agreement and/or the termination or dissolution of the Trust.

ARTICLE IX

SUPPLEMENTAL AGREEMENTS

Section 9.01 Supplemental Agreements Without Consent of Certificateholders. Without the consent of any Certificateholders, the Trustee may (but will not be required to), at any time and from time to time, enter into one or more agreements supplemental hereto or to the other Trust Transaction Documentation, for any of the following purposes:

(a) to evidence the succession of another Person to BidCo and the assumption by any such successor of the covenants of BidCo contained in this Trust Agreement or of BidCo’s obligations hereunder; or

(b) to cure any manifest error; or

(c) to make or modify any other ministerial provision in regard to matters or questions as BidCo may deem necessary and that will not adversely affect the interests of the any Certificateholders; or

(d) to comply with any requirement of the Commission or of any other applicable regulatory body; or

(e) to add to or change any of the provisions to such extent as shall be necessary to facilitate or provide for the issuance of Certificates in global form in addition to or in place of Certificates in certificated form; or

(f) to the extent required to maintain compliance with applicable laws or regulations, to provide for the delivery of agreements supplemental hereto or the Certificates in or by means of any computerized, electronic or other medium, including without limitation by computer diskette; or to correct or supplement the description of any property constituting property of the Trust; or

(g) to the extent required to maintain compliance with applicable laws or regulations, to comply with any requirements of DTC; or

(h) to make any changes to or to modify any administrative provisions (including, without limitation, for example the announcement date for distributions, the record date for distributions or the date of the month on which such distribution should occur) to such extent as shall be necessary to facilitate or provide for the listing of the Certificates on a principal U.S. national securities exchange.

Section 9.02 Supplemental Agreements with Consent of Certificateholders.

(a) With the consent of the Majority Certificateholders, this Trust Agreement or any other Trust Transaction Documentation (subject to Section 2.05) may be amended, supplemented or otherwise modified, and provisions herein may be waived, from time to time, subject to the restrictions imposed by Section 7.05 regarding preserving grantor trust status and subject to Sections 9.02(b) and (c).

(b) With respect to the Trust and the Certificates relating thereto, with the consent of the Supermajority Certificateholders, by Direction of said Certificateholders delivered to the Trustee, BidCo and the Trustee (subject to Section 9.03) shall enter into an agreement or agreements supplemental hereto for the purpose of: (i) making any change to the minimum sales price per square foot with respect to a Retail Property or DC Property (as set forth in the pricing parameters provided to the Trustee); or (ii) amending, waiving or modifying the definition of “Supermajority Certificateholders” or any provision of this Trust Agreement requiring approval of the Supermajority Certificateholders.

(c) Without the consent of the Certificateholder of each outstanding Certificate adversely affected thereby, this Trust Agreement and any other Trust Transaction Documentation (subject to Section 2.05) may not be amended, supplemented or otherwise modified to:

(i) reduce in any manner the amount of, or delay the timing of, any distributions that are required to be made herein on any Certificate, or change any date of payment on any Certificate, or change the place of payment where, or the coin or currency in which, any Certificate is payable (other than as provided for in such Certificate), or impair the right to institute suit for the enforcement of any such payment or distribution on or after the final Distribution Date applicable thereto; or

(ii) amend this Trust Agreement or any other Trust Transaction Documentation in such a manner so as to adversely and disproportionately affect any single Certificateholder (or any single Certificateholder and its Affiliates who are Certificateholders) in a material respect relative to the other Certificateholders; or

(iii) except as permitted by this Trust Agreement and the Management Agreement, deprive such Certificateholder of the benefit of the ownership of the Trust Assets in the Trust; or

(iv) modify any of the provisions of this Section 9.02 with respect to such Certificates, except to increase the specified percentage of the aggregate Fractional Undivided Interests of the Trust that is required for any supplemental agreement as set forth therein, or to provide that certain other provisions of this Trust Agreement cannot be modified or waived without the consent of the Certificateholders of Certificates affected thereby; or

(v) cause this Trust to become an association taxable as a corporation for U.S. federal income tax purposes (or to become a publicly traded partnership taxable as a corporation for such purposes).

(d) Without the consent of Majority Certificateholders, including at least three (3) Certificateholders who are not Affiliates of one another, this Trust Agreement may not be amended, supplemented or otherwise modified to reduce the requirement that an approval include at least three (3) Certificateholders (who are not Affiliates of one another) as set forth in:

(i) the definition of “Strategic Disposition Transaction;”

(ii) a Plan of Conversion as set forth in Section 2.02(b);

(iii) the provisions relating to a Strategic Disposition Transaction set forth in Section 6.09(b); and

(iv) this Section 9.02(d).

It shall not be necessary for any Direction of such Certificateholders under this Section 9.02 to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Direction shall approve the substance thereof.

Section 9.03 Documents Affecting Immunity or Indemnity. If in the opinion of the Trustee any document required to be executed by it pursuant to the terms of Section 9.01 or 9.02 affects any interest, right, duty, immunity or indemnity in favor of the Trustee under this Trust Agreement, the Trustee may in its discretion decline to execute such document.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01 Duration. This Trust Agreement shall remain and continue in full force and effect until the Trust is terminated in accordance with the provisions of this Trust Agreement.

Section 10.02 Termination of the Trust. The Trustee and the Trust shall be discharged or terminated, as the case may be, no later than ninety (90) days after the later of (x) the final tax returns required to be filed by the Trust have been duly filed and (y) the final reports required to be filed by the Trust pursuant to Section 6.06(c) have been duly filed, in each case, after: (a) all Trust Assets have been sold pursuant to Agreed Sales and/or Strategic Disposition Transactions; and (b) all distributions required to be made by the Trustee to the Certificateholders have been made (including any reserve previously required to be maintained pursuant to Section 5.02(f)) and the Balance of each Account is $0; but in no event shall the Trust be terminated later than five (5) years from the date hereof unless the Trustee (in consultation with the Manager) and the Majority Certificateholders determine that a fixed period extension is necessary to facilitate or complete the recovery on, and liquidation of, the Trust Assets. The Trust may not be terminated at any time by the Certificateholders. In connection with the termination of the Trust, notwithstanding other provisions hereof, any remaining Trust Assets that are of inconsequential value or otherwise insufficient to support the cost of a distribution may be transferred by the Trustee to a non-profit charitable organization qualifying under section 501(c)(3) of the IRC.

Section 10.03 Governing Law. THIS TRUST AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND THIS TRUST AGREEMENT AND THE CERTIFICATES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 10.04 Counterparts. This Trust Agreement may be executed in any number of counterparts (and no party shall be required to execute the same counterpart). Each counterpart of this Trust Agreement, including a signature page or pages executed by each of the parties hereto, shall be an original counterpart of this Trust Agreement, but all of such counterparts together shall constitute one instrument. The parties intend that images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign) shall constitute original signatures and are binding on all parties. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The original documents shall be promptly delivered, if requested.

Section 10.05 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices required or permitted under the terms and provisions of this Trust Agreement shall be in English and in writing (provided that any such communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider acceptable to the Trustee)), and any such notice may be given by U.S. mail, courier service or facsimile or any other customary means of communication, and any such notice shall be effective when delivered (or, if mailed, three (3) Business Days after deposit, postage prepaid, in the first class U.S. mail and, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that the transmission was received), to:

BidCo:

GLAS AMERICAS LLC

3 Second Street, Suite 206

Jersey City, NJ 07311

Fax: 212-202-6246

Attention: Client Services

Email: ClientServices.americas@glas.agency

With a copy to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Dennis Dunne

 Eric Reimer

 Kevin O’Shea

 Casey Fleck

Email:	DDunne@milbank.com

Ereimer@milbank.com

KOShea@milbank.com

CFleck@milbank.com

Trustee:

GLAS Trust Company LLC

3 Second Street, Suite 206

Jersey City, NJ 07311

Fax: 212-202-6246

Email: ClientServices.Americas@glas.agency

With a copy to:

Arnold & Porter Kaye Scholer LLP

Attn: Jonathan Levine

250 West 55th Street

New York, New York 10004

Email: Jonathan.Levine@arnoldporter.com

Section 10.06 Intention of Parties to Establish a Grantor Trust.

(a) This Trust Agreement is intended to create a grantor trust for U.S. federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a grantor trust. Consistent with Revenue Procedure 82-58, 1982-2 C.B. 847, as amplified by Revenue Procedure 91-15, 1991-1 C.B. 484 and Revenue Procedure 94 45, 1994-2 C.B. 684, the Trust shall be treated as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4 (d) and, accordingly, as a grantor trust pursuant to Sections 671-677 of the Code or, if it is not so treated, as a partnership other than a publicly traded partnership taxable as a corporation under Section 7704 of the Code. As such, for federal income tax purposes, the initial beneficial owners of the Trust Interests will be treated as both the initial grantors and the initial deemed owners of the Trust. The Property Owners shall be treated as “title owning companies” whose separate existence from the Trust is disregarded for U.S. federal income tax purposes.

(b) Each Certificateholder of, and each Person acquiring a beneficial interest in, a Certificate, by its acceptance of its Certificate or a beneficial interest therein, agrees to treat the Trust as a grantor trust for all U.S. federal, state and local income tax purposes.

Section 10.07 Submission to Jurisdiction. Each of the parties hereto, to the extent it may do so under applicable law, for purposes hereof and of all other Trust Transaction Documentation: (a) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Trust Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto or thereto, or their successors or permitted assigns; (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Trust Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto at its address set forth in Section 10.05, or at such other address of which the other parties shall have been notified pursuant thereto; and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction. THE PARTIES PARTY HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TRUST AGREEMENT, ANY CERTIFICATE OR THE TRANSACTIONS CONTEM-PLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS TRUST AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.08 Normal Commercial Relations. Anything contained in this Trust Agreement to the contrary notwithstanding, the Trustee and any Certificateholder, or any bank or other affiliate of any such party, may conduct any banking or other financial transactions, and have banking and other commercial relationships, with any other party hereto fully to the same extent as if this Trust Agreement were not in effect, including without limitation the making of loans or other extensions of credit to such parties for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

Section 10.09 Entire Agreement; Successor and Assigns. This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral (other than the separate fee letter referenced above). All covenants, agreements, representations and warranties in this Trust Agreement by the Trustee and the other parties shall bind and, to the extent permitted hereby, shall inure to the benefit of and be enforceable by their respective successors and assigns, whether so expressed or not. Any request, notice, direction, consent, waiver or other instrument or action by any Certificateholder shall bind the successors and assigns of such Certificateholder.

Section 10.10 No Recourse against Others. No past, present or future director, officer, employee, agent, member, manager, trustee or stockholder, as such, of any party hereto shall have any liability for any obligations of such party, either directly or through such Person, the parent of such Person or any successor Person, under the Certificates, this Trust Agreement or for any claim based on, in respect of or by reason of such obligations or their creation, whether by virtue of any rule of law, statute or constitutional provision of by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting a Certificate, each Certificateholder agrees to the provisions of this Section 10.10 and waives and releases all such liability. Such waiver and release shall be part of the consideration for the issue of the Certificates.

Section 10.11 Limitation on Rights of Certificateholders.

(a) The insolvency, death or incapacity of any Certificateholder shall not operate to terminate this Trust Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or commence any proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. No Certificateholder shall be entitled to revoke the Trust.

(b) No transfer, by operation of law or otherwise, of any Certificate or other right, title and interest of any Certificateholder in and to the applicable Trust Assets or under the Trust shall operate to terminate the Trust or entitle such Certificateholder or any successor or transferee of such Certificateholder to an accounting or to the transfer to it of legal title to any part of such Trust Assets.

Section 10.12 Certificates Nonassessable and Fully Paid.

(a) Certificateholders shall not be personally liable for obligations of the Trust, the Fractional Undivided Interests represented by the Certificates shall be nonassessable for any losses or expenses of the Trust or for any reason whatsoever, and Certificates upon authentication thereof by the Trustee pursuant to Section 3.02 are and shall be deemed fully paid. No Certificateholder shall have any right (except as expressly provided herein) to vote or in any manner otherwise control the operation and management of the related Trust Assets, the Trust, or the obligations of the parties hereto, nor shall anything set forth herein, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association.

Section 10.13 Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Trustee is required to obtain, verify and record information that identifies its clients, which information may include the name and address of its clients, as well as other information that will allow the Trustee to properly identify its clients. Each party to this Trust Agreement agrees for itself that it will provide the Trustee with such information relating to such party as it may reasonably request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 10.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, pandemics, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Trust Agreement to be duly executed by their respective officers thereto duly authorized as of the date first written above.

COPPER BIDCO LLC

By its sole member, GLAS AMERICAS LLC

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

GLAS TRUST COMPANY LLC, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President